Exhibit C

EURO 1,500,000,000

SYNDICATED REVOLVING CREDIT AGREEMENT

Dated 16 August 2006

for
KONINKLIJKE KPN N.V.
with
ABN AMRO BANK N.V.
BANC OF AMERICA SECURITIES LIMITED
BNP PARIBAS
CITIGROUP GLOBAL MARKETS LIMITED
COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.
CREDIT SUISSE
DEUTSCHE BANK AG
FORTIS BANK (NEDERLAND) N.V.
HVB BANQUE LUXEMBOURG SOCIÉTÉ ANONYME
ING BANK N.V.
J.P. MORGAN PLC
and
THE ROYAL BANK OF SCOTLAND PLC
as Mandated Lead Arrangers
and
with
ABN AMRO BANK N.V.
acting as Facility Agent

ABN AMRO BANK N.V.
acting as Euro Swingline Agent
and
ABN AMRO BANK N.V.
acting as Dollar Swingline Agent

CONTENTS

THIS AGREEMENT is dated 16 August 2006 and made between:

(1)	KONINKLIJKE KPN N.V. having its seat (statutaire zetel) in The Hague, The Netherlands (the “Company”);

(2)	KONINKLIJKE KPN N.V. having its seat (statutaire zetel) in The Hague, The Netherlands, as guarantor (the “Original Guarantor”);

(3)
ABN AMRO BANK N.V., BANC OF AMERICA SECURITIES LIMITED, BNP PARIBAS, CITIGROUP GLOBAL MARKETS LIMITED, COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., CREDIT SUISSE, DEUTSCHE BANK AG, FORTIS BANK (NEDERLAND) N.V., HVB BANQUE LUXEMBOURG SOCIÉTÉ ANONYME, ING BANK N.V., J.P. MORGAN PLC and THE ROYAL BANK OF SCOTLAND PLC as mandated lead arrangers (the “Mandated Lead Arrangers”);

(4)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The Original Lenders) as lenders and swingline lenders (the “Original Lenders”);

(5)	ABN AMRO BANK N.V. as facility agent (the “Facility Agent”);

(6)	ABN AMRO BANK N.V. as euro swingline agent (the “Euro Swingline Agent); and

(7)	ABN AMRO BANK N.V. as dollar swingline agent (the “Dollar Swingline Agent”).

IT IS AGREED as follows:

SECTION 1
INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Accession Letter” means a document substantially in the form set out in Schedule 7 (Form of Accession Letter).

“Additional Borrower” means a company which becomes an Additional Borrower in accordance with Clause 24 (Changes to the Obligors).

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 24 (Changes to the Obligors).

“Additional Obligor” means an Additional Borrower or Additional Guarantor.

“Advance” means an advance made or to be made under the Facility (including, unless the context otherwise requires, any Swingline Advance) or the principal amount outstanding for the time being of that advance.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agents” means the Euro Swingline Agent, the Dollar Swingline Agent and the Facility Agent, and “Agent” means, as the context may require, any of them.

“Agent’s Spot Rate of Exchange” means the Facility Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in its local foreign exchange market at or about 11:00 a.m. on a particular day.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing or registration.

“Available Commitment” means a Lender’s Commitment minus:

(a)	the Base Currency Amount of its participation in any outstanding Advances; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Advances that are due to be made on or before the proposed Utilisation Date,

other than, in either case, the Base Currency Amount of that Lender’s participation in any Advances that are due to be repaid or prepaid on or before the proposed Utilisation Date.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Available Swingline Commitment” means a Swingline Lender’s Swingline Commitment minus:

(a)	the Base Currency Amount of its participation in any outstanding Swingline Advances; and

(b)
in relation to any proposed Utilisation by way of a Swingline Advance, the Base Currency Amount of its participation in any Swingline Advances that are due to be made on or before the proposed Utilisation Date, other than, in either case, that Swingline Lender’s participation in any Swingline Advances that are due to be repaid or prepaid on or before the proposed Utilisation Date.

“Available Swingline Facility” means the aggregate for the time being of each Swingline Lender’s Available Swingline Commitment.

“Availability Period” means the period from and including the date of this Agreement to and including the date falling one week prior to the Termination Date.

“Base Currency” means euro.

“Base Currency Amount” means, in relation to an Advance, the amount specified in the Utilisation Request delivered by a Borrower for that Advance (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is 3 Business Days before the Utilisation Date (or, if later, on the date the Facility Agent receives the Utilisation Request) adjusted to reflect any repayment or prepayment of the Advance.

“Borrower” means the Company or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 24 (Changes to the Obligors).

“Borrowings” means:

(a)	any indebtedness for moneys borrowed and debit balances at banks and other financial institutions;

(b)	any indebtedness raised by acceptance under any credit facility opened by a bank or other financial institution;

(c)	any indebtedness under any bonds, notes, debentures, loan stock or other security;

(d)
any payment obligations under any lease which would, in accordance with IFRS (as used in the Company’s most recent audited annual consolidated financial statements from time to time), be treated as a finance or capital lease;

(e)
any derivative transaction entered into in connection with protection against or fluctuation in any rate or price (and when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(f)	proceeds raised under any Securitisation Transaction;

(g)
receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis) and which would, in accordance with IFRS (as used in the Company’s most recent audited annual consolidated financial statements from time to time), be treated as a borrowing;

(h)
any amount of any liability under an advance or deferred purchase agreement if the agreement is in respect of the supply of assets or services and payment is due more than 180 days past the period customarily allowed by the relevant supplier for deferred payment but only in circumstances where the aggregate outstanding liability to any supplier or provider (including their respective affiliates) exceeds euro 50,000,000;

(i)
any indebtedness in respect of an arrangement pursuant to which a person has the right to reacquire an asset sold or otherwise disposed of by that person (whether following the exercise of an option or otherwise) and which would, in accordance with IFRS (as used in the Company’s most recent audited annual consolidated financial statements from time to time), be treated as a borrowing;

(j)
any shares which are redeemable (other than for ordinary shares) by holders thereof (other than any Specified Preference Shares which have been outstanding for less than 2 years from their date of issue);

(k)
any indebtedness having the commercial effect of a borrowing and which would, in accordance with IFRS (as used in the Company’s most recent audited annual consolidated financial statements from time to time), be treated as a borrowing; and

(l)
any indebtedness (actual or contingent) under any guarantee, indemnity and/or other form of assurance against financial loss by any Group Company in respect of any indebtedness of any person of a type referred to in paragraphs (a) to (k) above.

“Break Costs” means the amount (if any) by which:

(a)
the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in an Advance or Unpaid Sum to the last day of the current Interest Period in respect of that Advance or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)
the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period, excluding any Margin or other loss of profit.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London and The Netherlands and:

(a)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; or

(b)	(in relation to any date for payment or purchase of euro) any TARGET Day.

“Cash-backed Borrowings” means Borrowings under equipment leases to the extent matched by cash balances or other forms of defeasance instrument (but only to the extent such instruments are cash-backed) held by or for the benefit of the relevant Group Companies which are the lessees under such leases or other Group Companies and which are only available for application against those Borrowings.

“Commitment” means:

(a)
in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Commitment” in Schedule 1 (The Original Lenders) and the aggregate amount of any other Commitments transferred to it under this Agreement; and

(b)	in relation to any other Lender, the aggregate amount of any Commitments transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement (and, in the case of a Swingline Lender, its Commitment shall include its Swingline Commitment).

“Default” means an Event of Default or an event which, with the giving of notice, lapse of time, determination of materiality or fulfilment of any other applicable condition (or any combination of any of the foregoing) would constitute an Event of Default.

“DNB” means the Dutch Central Bank (De Nederlandsche Bank N.V.)

“Dollar Swingline Advance” means any Swingline Advance denominated in dollars.

“Dollar Swingline Rate” means, at any time, the higher of:

(a)	the Prime Rate; and

(b)	the Federal Funds Rate plus 0.50 per cent. per annum.

“Dutch Borrower” means the Company and any Additional Borrower which is incorporated or established in The Netherlands.

“EURIBOR” means, in relation to any Advance in euro:

(a)	the applicable Screen Rate; or

(b)
(if no Screen Rate is available for the period of that Advance, and in the case of any Euro Swingline Advance) the arithmetic mean of the per annum rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the European Interbank Market, as of the Specified Time on the Quotation Day (or, in the case of a Euro Swingline Advance, on the Utilisation Date for that Advance) for the offering of deposits in euro for a period comparable to the Interest Period of the relevant Advance.

“European Interbank Market” means the interbank market for euro operating in Europe.

“Euro Swingline Advance” means any Swingline Advance denominated in Euros.

“Euro Swingline Rate” means, at any time, the aggregate of:

(a)	EURIBOR;

(b)	Margin; and

(c)	Mandatory Costs, if any.

“Event of Default” means any event or circumstance specified as such in Clause 22 (Events of Default).

“Exemption Regulation” means the exemption regulation dated 26 June 2002 of the Ministry of Finance of the Netherlands (as amended from time to time), as promulgated in connection with the Dutch Act on the Supervision of Credit Institutions 1992 (Wet toezicht kredietwezen 1992).

“Executive Officer” means a member of the board of management of the Company.

“Facility” means the euro 1,500,000,000 loan facility made available to the Company under this Agreement as described in Clause 2.1 (The Facility) incorporating the Swingline Facility.

“Facility Office” means:

(a)	in relation to a Lender (other than in such Lender’s capacity as a Swingline Lender) the office(s) notified by a Lender to the Facility Agent:

(i)	on or before the date it becomes a Lender; or

(ii)	by not less than five Business Days’ notice,

as the office(s) through which it will perform its obligations under this Agreement; and

(b)
in relation to a Swingline Lender in respect of Dollar Swingline Advances (unless otherwise stated in Part 2 of Schedule 1 (The Swingline Lenders)), its office in the United States of America in the same time zone as New York City or, in respect of Euro Swingline Advances its office in London or a Participating Member State in each case notified by a Swingline Lender to the Facility Agent:

(i)	on or before the date it becomes a Swingline Lender; or

(ii)	by not less than five Business Days’ notice,

as the office(s) through which it will perform its obligations under this Agreement.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to:

(a)
the weighted average of the rate on overnight federal funds transactions with members of the United States Federal Reserve System arranged by federal funds brokers as published for such day (or, if such day is not a New York Business Day, for the next preceding New York Business Day) by the Federal Reserve Bank of New York; or

(b)
if such rate is not so published for any day which is a New York Business Day, the average of the quotations for such transactions received by the Dollar Swingline Agent from three federal funds brokers of recognised standing selected by it.

“Fee Letter” means any letter or letters between the Mandated Lead Arrangers and the Company or an Agent and the Company setting out any of the fees referred to in Clause 12 (Fees).

“Finance Document” means this Agreement, any Fee Letter, any Accession Letter and any other document designated as such by the Facility Agent and the Company.

“Finance Party” means any of the Agents, the Mandated Lead Arrangers and the Lenders.

“Group” means the Company and its Subsidiaries from time to time and “Group Company” means any one of them.

“Guarantor” means the Original Guarantor or an Additional Guarantor unless it has ceased to be a Guarantor in accordance with Clause 24 (Changes to the Obligors).

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“IFRS” means international accounting standards and related interpretations issued, adopted or amended from time to time by the International Accounting Standards Board and adopted by the European Commission pursuant to EC Regulation No. 1606/2002 of the European Parliament and of the Council of 19 July 2002.

“Interest Period” means, in relation to an Advance, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).

“Lender” means:

(a)	any Original Lender; and

(b)	any bank or financial institution which has become a Party as a Lender in accordance with Clause 23 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“LIBOR” means, in relation to any Advance (other than an Advance in euro):

(a)	the applicable Screen Rate; or

(b)
(if no Screen Rate is available for the currency or period of that Advance) the arithmetic mean of the per annum rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the London Interbank Market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Advance and for a period comparable to the Interest Period for that Advance.

“London Interbank Market” means the interbank market operating in London.

“Majority Lenders” means:

(a)
until the Total Commitments have been reduced to zero, a Lender or Lenders whose Commitments aggregate more than 66⅔% of the Total Commitments (or, if the Total Commitments have been reduced to zero and there are no Advances then outstanding, aggregated more than 66⅔% of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Advances then outstanding aggregate more than 66⅔% of all the Advances then outstanding.

“Mandatory Cost” means the percentage rate per annum calculated by the Facility Agent in accordance with Schedule 6 (Mandatory Cost Formulae).

“Margin” means, for the period from and including the date of this Agreement to and including the fifth anniversary of this Agreement, 0.175% per annum and thereafter 0.20% per annum.

“Material Adverse Effect” means a material adverse effect on the ability of the Obligors taken as a whole to perform their payment obligations under this Agreement.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)
(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“New York Business Day” means a day on which federal funds transactions are carried on in New York City.

“Obligor” means a Borrower or a Guarantor.

“Optional Currency” means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

“Original Facility Agreement” means the euro 1.5 billion credit agreement dated 17 August 2004 between, inter alia, the Company as borrower, ABN AMRO Bank N.V., Banc of America Securities Limited, BNP Paribas, Citigroup Global Markets Limited, Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., Credit Suisse First Boston, Deutsche Bank AG, Fortis Bank (Nederland) N.V., HVB Banque Luxembourg Societe Anonyme, ING Bank N.V., J.P. Morgan PLC and The Royal Bank of Scotland plc as Mandated Lead Arrangers, ABN AMRO Bank N.V. as Facility Agent, Euro Swingline Agent and Dollar Swingline Agent and the financial institutions referred to therein as lenders.

“Original Group Financial Statements” means the audited consolidated financial statements of the Group for the year ended 31 December 2005.

“Outstandings” means the aggregate of the Base Currency Amount from time to time of each of the outstanding Advances.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to European Monetary Union.

“Party” means a party to this Agreement and includes its successors in title, permitted assigns and permitted transferees.

“PMP” means a “professional market party” within the meaning of the Exemption Regulation.

“Policy Guidelines” means the 2005 DNB’s Policy Guidelines (issued in relation to the Exemption Regulation) dated 29 December 2004 (Beleidsregel 2005 kernbegrippen markttoetreding en handhaving Wtk 1992) (as amended from time to time).

“Prime Rate” means, in respect of any Dollar Swingline Advance, for any day, the rate per annum which is the prime rate of the Dollar Swingline Agent in New York City, as publicly announced from time to time, in force on such date.

“Principal Subsidiary” means any Subsidiary of the Company whose total assets or revenues calculated from the then latest audited financial statements of that Subsidiary represent not less than ten per cent. (10%) of total assets or revenues of the Group calculated from the then latest audited consolidated financial statements of the Group.

“Project Borrower” means any person which incurs a Project Borrowing.

“Project Borrowing” means any Borrowing to finance or refinance a project:

(a)
which is incurred or issued by a single purpose company or other single purpose legal entity (whether or not a Group Company) whose principal assets and business together with the principal assets and business of its wholly-owned Subsidiaries are constituted by that project and whose liabilities in respect of the Borrowing concerned are not directly or indirectly the subject of a guarantee, indemnity or any other form of assurance, undertaking or support from any other Group Company except:

(i)	upstream guarantees given by wholly owned Subsidiaries of that single purpose company (or other single purpose legal entity);

(ii)	Security over (1) the shares or other right of ownership in that company or entity or (2) Borrowings of that company or entity from Group Companies; or

(iii)	as expressly referred to in paragraph (b)(iii) below; or

(b)
in respect of which the person or persons making such Borrowing available to the relevant borrower (whether or not a Group Company) have no recourse whatsoever to any Group Company for the repayment of or payment of any sum relating to such Borrowing other than:

(i)
recourse to the borrower for amounts limited to the aggregate cash flow or net cash flow (other than historic cash flow or historic net cash flow except to the extent that this has funded cash collateral or other collateral that can be used to repay that Borrowing without enforcement action by such person or persons) from such project; and/or

(ii)
recourse to the borrower for the purpose only of enabling amounts to be claimed in respect of that Borrowing in an enforcement of any Security given by the borrower over the assets comprised in the project to secure that Borrowing or any recourse referred to in (iii) below, provided that:

(1)	the extent of such recourse to the borrower is limited solely to the amount of any recoveries made on any such enforcement; and

(2)
such person or persons are not entitled, by virtue of any right or claim arising out of or in connection with such Borrowing, to commence proceedings for the winding up or dissolution of the borrower or to appoint or procure the appointment of any receiver, trustee or similar person or official in respect of the borrower or any of its assets (save for the assets the subject of such Security); and/or

(iii)
recourse to such borrower generally, or directly or indirectly to a Group Company under any form of completion guarantee, assurance or undertaking, which recourse is limited to a claim for damages (other than liquidated damages and damages required to be calculated in a specified way) for breach of an obligation (not being a payment obligation or an obligation to procure payment by another or an obligation to comply or to procure compliance by another with any financial ratios or other test of financial condition) by the person against whom such recourse is available; or

(c)	which the Majority Lenders shall have agreed in writing to treat as a Project Borrowing for the purposes of the Finance Documents.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined (other than in respect of a Swingline Advance):

(a)	(if the currency is sterling) the first day of that period;

(b)	(if the currency is euro) two TARGET Days before the first day of that period; or

(c)	(for any other currency) two Business Days (which for these purposes only shall mean a day on which banks are open for general business in London) before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Facility Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Reference Banks” means ABN AMRO Bank N.V. (London Branch), Citibank, N.A. (London Branch) and Deutsche Bank Luxembourg, S.A. and/or such offices of such other banks as may be appointed by the Facility Agent and the Company.

“Relevant Interbank Market” means:

(a)	in relation to euro, the European Interbank Market; or

(b)	in relation to any other currency, the London Interbank Market.

“Repeating Representations” means each of the representations referred to in Clause 19.11(b) (Times for making representations and warranties).

“Rollover Advance” means one or more Advances (other than Swingline Advances):

(a)	made or to be made on the same day that a maturing Advance is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Advance;

(c)	in the same currency as the maturing Advance (unless it arose as a result of the operation of Clause 6.2 (Unavailability of a currency)); and

(d)	made or to be made to a Borrower for the purpose of refinancing a maturing Advance previously drawn by such Borrower.

“Screen Rate” means:

(a)	in relation to LIBOR, the British Bankers Association Interest Settlement Rate for the relevant currency and period; and

(b)	in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period,

displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Lenders.

“Securitisation Transaction” means any transaction under which Borrowings are raised by any person in circumstances where the creditor(s) in respect of such Borrowings:

(a)	have recourse to receivables or other identified assets or to a loan secured on receivables or such other assets of that person; and

(b)	are special purpose vehicles established for the purpose of issuing securities backed by those receivables and assets or loans.

“Security” means any mortgage, charge, assignment by way of security or subject to a proviso for redemption, pledge, hypothecation, lien or other security interest.

“Specified Preference Shares” means any B preference shares of twenty four eurocent (euro 0.24) that may be issued in the future to the Foundation Preference Shares BKPN (Stichting Preferente Aandelen B KPN).

“Specified Time” means a time determined in accordance with Schedule 5 (Timetables).

“Subordinated Indebtedness” means any indebtedness of the Company with terms (in the case of a public issue, standard for the market or, in any other case, acceptable to the Majority Lenders) as to maturity, payment of interest, principal, early repayment events and other rights on default and insolvency, subordinate to those of the Finance Parties under the Finance Documents.

“Subsidiary” means an entity from time to time of which another person (and/or one or more of its subsidiaries) either (a) by having beneficial ownership, directly or indirectly of more than 50 per cent. of the issued share capital of such entity; or (b) pursuant to an agreement with other persons, entitled to vote or otherwise, can:

(a)	exercise solely or jointly more than 50 per cent. of the voting rights attached to the issued share capital of such entity at a general meeting of such entity; or

(b)	appoint or dismiss solely or jointly, more than 50 per cent. of the board of directors or of the supervisory board members of such entity, if all persons entitled to vote were to cast their vote.

“Swingline Advance” means any advance made or to be made under the Swingline Facility pursuant to a Utilisation Request under Clause 5.5 (Delivery of a Utilisation Request for a Swingline Advance).

“Swingline Agent” means the Euro Swingline Agent or the Dollar Swingline Agent, as appropriate.

“Swingline Commitment” means:

(a)
in relation to an Original Lender which is a Swingline Lender, the amount set opposite its name under the heading “Swingline Commitment” in Part 2 of Schedule 1 (The Swingline Lenders) and the amount of any other Swingline Commitment transferred to it under this Agreement; and

(b)	in relation to any other Swingline Lender, the amount of any Swingline Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Swingline Facility” means the swingline facility forming part of the Facility as described in Clause 2.1 (The Facility).

“Swingline Lender” means:

(a)	any Original Lender whose name is set out in Part 2 of Schedule 1 (The Swingline Lenders); and

(b)
any bank or financial institution which has become a Party as a Lender in accordance with Clause 23 (Changes to the Lenders) and to whom a Swingline Commitment has been transferred, which in each case has not ceased to have a Swingline Commitment.

which in each case has not ceased to have a Swingline Commitment.

“TARGET” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

“TARGET Day” means any day on which TARGET is open for the settlement of payments in euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Termination Date” means the seventh anniversary of the date of this Agreement.

“Total Commitments” means the aggregate of the Commitments, being euro 1,500,000,000 at the date of this Agreement.

“Total Outstandings” means the aggregate from time to time of the Outstandings.

“Total Swingline Commitments” means the aggregate of the Swingline Commitments, being euro 500,000,000 at the date of this Agreement.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Company.

“Transfer Date” means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Facility Agent executes the Transfer Certificate.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which an Advance is to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Utilisation Request).

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

“Verifiable PMP” means a PMP whose status as such may be determined on the basis of:

(i)	its entry in a public register (including on-line registers available on the internet) of DNB;

(ii)	its rating as provided by a rating agency approved by DNB and as it appears from any public register and/or written statement of such rating agency;

(iii)
its balance sheet, as confirmed by an auditor’s statement showing a value of its assets as per the last day of the preceding calendar year of at least euro 500,000,000 (or such other amount and/or at such other time as may be required pursuant to the Exemption Regulation); or

(iv)	a public register published by a regulator other than DNB.

1.2	Construction

(a)	Unless a contrary indication appears a reference in this Agreement to:

(i)	“assets” includes present and future properties, revenues and rights of every description;

(ii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

(iii)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(iv)
“know your customer requirements” are the identification checks that a Finance Party requests in order to meet its obligations under any applicable law or regulation to identify a person who is (or is to become) its customer;

(v)
a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, bank, financial institution, fund, incorporated association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(vi)
a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but being binding) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(vii)	a provision of law is a reference to that provision as amended or re-enacted; and

(viii)	unless a contrary indication appears, a time of day is a reference to London time.

(b)
Where there is a reference in this Agreement to any amount, limit or threshold specified in euro, in ascertaining whether or not that amount, limit or threshold has been attained, broken or achieved, as the case may be, a non-euro amount shall be counted on the basis of the equivalent in euro of that amount using the Agent’s Spot Rate of Exchange.

(c)	Section, Clause and Schedule headings are for ease of reference only.

(d)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)	A Default (including an Event of Default) is “continuing” if it has not been remedied or waived.

1.3	Currency Symbols and Definitions

“euro” denotes the single currency unit of the European Union as constituted by the Treaty of Rome (as amended), “$ and “dollars” denote the lawful currency of the United States of America and “£” and “sterling” denote the lawful currency of the United Kingdom.

1.4	Third Party Rights

A person who is not a Party has no right under the Contract (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

SECTION 2
THE FACILITY

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a multicurrency revolving credit facility in a maximum aggregate amount of euro 1,500,000,000 (the “Facility”), including by way of a sub-limit to the Facility a revolving swingline facility (the “Swingline Facility”) available in dollars and euros in a maximum aggregate amount of euro 500,000,000.

2.2	Lenders’ rights and obligations

(a)
The obligations of each Lender under the Finance Documents are several. Failure by a Lender to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)
The rights of each Lender under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Lender from an Obligor shall be a separate and independent debt.

(c)
A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents provided that if a Lender commences proceedings in respect of any such rights it shall notify the Facility Agent as soon as practicable thereafter and the Facility Agent shall notify the other Lenders accordingly.

2.3	Obligors’ representative

Each Obligor irrevocably authorises the Company to give and receive as representative on its behalf all notices (including Utilisation Requests) and sign all documents in connection with the Finance Documents on its behalf and take such other action as may be necessary or desirable under or in connection with the Finance Documents on its behalf and confirms that it will be bound by any action taken by the Company under or in connection with the Finance Documents.

2.4	Actions of Company

The respective liabilities of each of the Obligors under the Finance Documents shall not be in any way affected by:

(a)	any irregularity (or purported irregularity) in any act done by or any failure (or purported failure) by the Company; or

(b)	the Company acting (or purporting to act) in any respect outside any authority conferred upon it by any Obligor; or

(c)	the failure (or purported failure) by, or inability (or purported inability) of, the Company to inform any Obligor of receipt by it of any notification under a Finance Document.

3.	PURPOSE

3.1	Purpose

Each Borrower shall apply all amounts borrowed by it under the Facility for the purpose of refinancing existing indebtedness of Group Companies, for general corporate purposes and for working capital purposes of the Group.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

No Borrower may deliver a Utilisation Request unless the Facility Agent has received all of the documents and other evidence listed in Schedule 2 Part 1 (Conditions Precedent) in form and substance reasonably satisfactory to the Facility Agent. The Facility Agent shall notify the Company and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

(a)
The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation), and the Swingline Lenders will only be obliged to comply with Clause 5.8 (Swingline Lenders’ participation), if on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)	except in the case of a Rollover Advance:

(1)	no Default is continuing or would result from the proposed Advance; and

(2)	the Repeating Representations to be made by each Obligor are true in all material respects,

(ii)	in the case of a Rollover Advance, no notice has been given by the Facility Agent under Clause 22.13 (Acceleration).

(b)	An Advance will not be made if it would result in

(i)	the Base Currency Amount of all Advances exceeding the Total Commitments; or

(ii)	the Base Currency Amount of all Swingline Advances exceeding the Total Swingline Commitments.

4.3	Conditions relating to Optional Currencies

(a)	A currency will constitute an Optional Currency in relation to an Advance if:

(i)	it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Advance; and

(ii)
it is dollars or sterling or has been approved by the Facility Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Facility Agent of the relevant Utilisation Request for that Loan.

(b)
If the Facility Agent has received a written request from the Company for a currency to be approved under paragraph (a)(ii) above, the Facility Agent will, as soon as reasonably practicable, confirm to the Company:

(i)	whether or not the Lenders have granted their approval; and

(ii)	if approval has been granted, the minimum amount (and, if required, integral multiples) for any subsequent Utilisation in that currency.

4.4	Maximum number of Advances

(a)
A Borrower may not deliver a Utilisation Request if, as a result of the proposed Utilisation, more than 10 Advances (other than Swingline Advances) would be outstanding or, in the case of Swingline Advances if, as a result of the proposed Utilisation, more than 10 Swingline Advances would be outstanding.

(b)	Any Advance made by a single Lender under Clause 6.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.4.

SECTION 3
UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request

A Borrower may utilise the Facility (other than for the purpose of drawing Swingline Advances, which may be drawn in accordance with Clause 5.5 (Delivery of a Utilisation Request for a Swingline Advance)) by delivery to the Facility Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request delivered to the Facility Agent pursuant to Clause 5.1 (Delivery of a Utilisation Request) is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iii)	the proposed Interest Period complies with Clause 10 (Interest Periods).

(b)	Only one Advance may be requested in each Utilisation Request delivered to the Facility Agent pursuant to Clause 5.1 (Delivery of a Utilisation Request).

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request delivered to the Facility Agent pursuant to Clause 5.1 (Delivery of a Utilisation Request) must be the Base Currency or an Optional Currency.

(b)	The amount of the proposed Advance must be an amount which is:

(i)	if the currency selected is the Base Currency, a minimum of euro 25,000,000 (or, if less, the remainder of the Available Facility); or

(ii)	if the currency selected is dollars, a minimum of $25,000,000 (or, as the case may be, an amount whose Base Currency Amount is equal to the remainder of the Available Facility);

(iii)	if the currency selected is sterling, a minimum of £15,000,000 (or, as the case may be, an amount whose Base Currency Amount is equal to the remainder of the Available Facility); or

(iv)	if the currency selected is an Optional Currency (other than dollars or sterling), in such minimum amount as the Facility Agent and the Company may agree.

(c)	The Base Currency Amount of the proposed Advance must be equal to or less than the amount of the Available Facility.

5.4	Lenders’ participation

(a)
If the conditions set out in this Agreement have been met, each Lender shall, on the relevant Utilisation Date, make its participation in each Advance (not being a Swingline Advance) available through its Facility Office.

(b)
The amount of each Lender’s participation in each Advance (not being a Swingline Advance) will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Advance.

(c)	The Facility Agent shall notify each Lender of the amount, currency and the Base Currency Amount of each Advance at the Specified Time.

5.5	Delivery of a Utilisation Request for a Swingline Advance

The Company may utilise the Swingline Facility by delivery (in the case of a Euro Swingline Advance) to the Euro Swingline Agent or (in the case of a Dollar Swingline Advance) to the Dollar Swingline Agent, in each case with a copy to the Facility Agent, of a duly completed Utilisation Request not later than the Specified Time.

5.6	Completion of a Utilisation Request for a Swingline Advance

(a)	Each Utilisation Request delivered pursuant to Clause 5.5 (Delivery of a Utilisation Request for a Swingline Advance) is irrevocable and will not be regarded as having been duly completed unless:

(i)
the proposed Utilisation Date is a Business Day (in the case of a Euro Swingline Advance) or a day (other than a Saturday or a Sunday) on which banks are open for general business in New York City (in the case of a Dollar Swingline Advance) within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.7 (Currency and amount of Swingline Advances); and

(iii)	the proposed Interest Period complies with Clause 10 (Interest Periods).

(b)	Only one Swingline Advance may be requested in each Utilisation Request delivered pursuant to Clause 5.5 (Delivery of a Utilisation Request for a Swingline Advance).

5.7	Currency and amount of Swingline Advances

(a)	The currency specified in a Utilisation Request delivered pursuant to Clause 5.5 (Delivery of a Utilisation Request for a Swingline Advance) must be euro or dollars.

(b)
The amount of the proposed Swingline Advance must be, in the case of a Euro Swingline Advance, a minimum of euro 10,000,000 or, if less, the Available Swingline Facility or, in the case of a Dollar Swingline Advance, $10,000,000 or, if less, an amount whose Base Currency Amount is equal to the Available Swingline Facility.

(c)	The Base Currency Amount of the proposed Swingline Advance must be equal to or less than the amount of the Available Swingline Facility.

5.8	Swingline Lenders’ participation

(a)
If the conditions set out in this Agreement have been met, each Swingline Lender shall, on the relevant Utilisation Date, make its participation in each Swingline Advance available through its relevant Facility Office.

(b)
The amount of each Swingline Lender’s participation in each Swingline Advance will be equal to the proportion borne by its Available Swingline Commitment to the Available Swingline Facility immediately prior to making the Swingline Advance.

(c)
The relevant Swingline Agent shall notify each relevant Swingline Lender of the amount, currency and the Base Currency Amount of each Swingline Advance at the Specified Time and shall promptly notify the Facility Agent of each Swingline Advance made under the Swingline Facility.

5.9	Automatic Advance

(a)
In the event that the Company does not repay a Swingline Advance in full on the last day of its Interest Period, on the Business Day immediately following such day, the Company shall, unless all the Lenders (including, for the avoidance of doubt, the Swingline Lenders) agree otherwise, be deemed to have served a Utilisation Request for an Advance (not being a Swingline Advance) in the amount and currency of such Swingline Advance and with an Interest Period of 1 week and such Advance shall be made in accordance with Clause 5.4 (Lenders’ participation) and the proceeds thereof applied in repayment of the said Swingline Advance.

(b)	Clause 4.2(a) (Further conditions precedent) shall not apply to any Advance to which this Clause 5.9 refers.

5.10	Use of Swingline Advance

The Company may not use the proceeds of any Swingline Advance to repay, in whole or in part, any other Swingline Advance. The proceeds of any non-Swingline Advance (other than an Advance requested before the date of a Swingline Advance) made hereunder shall first be applied in repayment of any Swingline Advance (together with any accrued interest thereon), and the Facility Agent shall pay such portion of any such Advance to be made hereunder to the Swingline Lenders as is necessary to repay each outstanding Swingline Advance (together with any accrued interest thereon).

5.11	Relationship with Facility

(a)	This Clause applies when a Swingline Advance is outstanding or is to be borrowed.

(b)	The Swingline Facility is not independent of the Facility.

(c)
Notwithstanding any other term of this Agreement a Lender is only obliged to participate in an Advance to the extent that it would not result in its share in the Base Currency Amounts of all Advances and that of a Lender which is its Affiliate exceeding its Overall Commitment.

(d)	For this purpose, “Overall Commitment” of a Lender means:

(i)	its Commitment; or

(ii)	in the case of a Swingline Lender which does not have a Commitment, the Commitment of a Lender which is its Affiliate.

(e)
Where, but for the operation of paragraph (c) above, a Lender’s share in the Advances and that of a Lender which is its Affiliate would have exceeded its Overall Commitment, the excess will be apportioned among the other Lenders participating in the relevant Advance pro rata according to their relevant Commitments. This calculation will be applied as often as necessary until the Advance is apportioned among the relevant Lenders in a manner consistent with paragraph (c) above.

(f)	The Swingline Commitments must not at any time exceed the Commitments and, if necessary, the Swingline Commitments will be automatically reduced to achieve this.

5.12	Conditions of assignment or transfer

Notwithstanding any other term of this Agreement, each Lender must ensure that at all times its Overall Commitment is not less than:

(a)	its Swingline Commitment; or

(b)	if it does not have a Swingline Commitment, the Swingline Commitment of a Lender which is its Affiliate.

5.13	Affiliate Facility Offices

(a)	A Lender (the “Primary Lender”) may fulfil its obligations to participate in or make any Advance to any Borrower in a particular country through an Affiliate of that Primary Lender if:

(i)	such Affiliate is specified in this Agreement as a Lender by appearing under the name of the Primary Lender in Schedule 1 and executing this Agreement; or

(ii)	such Affiliate becomes a Lender by means of executing a Transfer Certificate.

(b)
An Affiliate of a Primary Lender referred to in this Clause 5.13 shall not have any Commitment or Swingline Commitment, but the Commitment and/or Swingline Commitment of the relevant Primary Lender shall be reduced to the extent of the Base Currency Amounts of Advances (or Swingline Advances) made available by that Affiliate. Accordingly, the Primary Lender and the relevant Affiliate shall be treated as having a single Commitment and (if applicable) Swingline Commitment and a single vote but for all other purposes shall be treated as separate Lenders.

(c)
A Lender which has an Affiliate appearing under its name in Schedule 1 and executing this Agreement (or, as the case may be, appearing in a Transfer Certificate) will remain liable for the relevant obligations under the Finance Documents in the event that the Affiliate fails to perform them.

6.	OPTIONAL CURRENCIES

6.1	Selection of currency

A Borrower (or the Company on behalf of a Borrower) shall select the currency of an Advance in a Utilisation Request.

6.2	Unavailability of a currency

If before the Specified Time on any Quotation Day:

(a)
the Facility Agent has received notice from a Lender that it is impracticable for that Lender to fund its participation in the relevant Advance in the proposed Optional Currency during its Interest Period in the ordinary course of business in the European Interbank Market; or

(b)
a Lender notifies the Facility Agent that compliance with its obligation to participate in an Advance in the proposed Optional Currency (other than dollars) would contravene a law or regulation applicable to it, the Facility Agent will give notice to the relevant Borrower to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 6.2 will be required to participate in the Advance in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount or, in respect of a Rollover Advance, an amount equal to that Lender’s proportion of the Base Currency Amount of the maturing Advance that is due to be repaid) and its participation will be treated as a separate Advance denominated in the Base Currency during that Interest Period.

6.3	Participation in an Advance

Each Lender’s participation in an Advance (other than a Swingline Advance) will be determined in accordance with paragraph (b) of Clause 5.4 (Lenders’ participation) or, in the case of a Swingline Advance, in accordance with paragraph (b) of Clause 5.8 (Swingline Lenders’ participation).

6.4	Notification

The Facility Agent shall notify the Lenders and the Company of Optional Currency amounts (and the applicable Agent’s Spot Rate of Exchange) promptly after they are ascertained.

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION

7.	REPAYMENT

Each Borrower which has drawn an Advance shall repay that Advance on the last day of its Interest Period.

8.	PREPAYMENT AND CANCELLATION

8.1	Illegality

If it becomes unlawful in any jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund its participation in any Advance:

(a)	that Lender shall promptly notify the Facility Agent upon becoming aware of that event;

(b)	upon the Facility Agent notifying the Company, the Commitment of that Lender will be immediately cancelled; and

(c)
each Borrower shall, to the extent required and within the applicable grace period permitted by law or if no such period is allowed, immediately, repay that Lender’s participation in the Advances made to that Borrower on the last day of the Interest Period for each Advance occurring after the Facility Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent.

8.2	Mandatory Prepayment on Change of Control

(a)
If at any time any single person or group of persons acting in concert (other than, directly or indirectly, the State of The Netherlands) acquires control of the Company or acquires more than 50 per cent. of the equity share capital of the Company, then the Company will promptly upon becoming aware thereof notify the Facility Agent who shall inform the Lenders thereof. For this purpose, “control” means the power to appoint or dismiss the management and the supervisory board of the relevant entity, whether through the ownership of voting capital, the provisions of the constitutional documents of the entity or otherwise, and “acting in concert” means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition by any of them, either directly or indirectly, of shares in the Company, to obtain or consolidate control of the Company.

(b)
The Facility Agent will, if instructed to do so by the Majority Lenders, by notice to the Company given no earlier than 30 days and no later than 60 days after the notification under paragraph (a) above:

(i)
call for prepayment of all Advances on such date as it may specify in such notice (being no earlier than five Business Days after the date of such notice) whereupon all the Advances will become due and payable on such date together with Break Costs (as notified to the Company by the Facility Agent); and

(ii)	declare that the Total Commitments shall be cancelled, whereupon the Total Commitments shall be cancelled and the Commitment of each Lender shall be cancelled and reduced to zero.

8.3	Voluntary cancellation

The Company may, if it gives the Facility Agent not less than 3 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of euro 25,000,000) of the Available Facility. Any cancellation in part under this Clause 8.3 will be applied against the Commitment of each Lender pro rata.

8.4	Voluntary Prepayment

The Borrower to which an Advance has been made may, if it gives the Facility Agent not less than 3 Business Days’ (in the case of any Advance other than a Swingline Advance) or 1 day’s (in the case of any Swingline Advance) or, such shorter period as the Majority Lenders may agree, prior notice, prepay the whole or (other than in the case of a Swingline Advance) any part of an Advance (but if in part, being an amount that reduces the Base Currency Amount of the Advance by a minimum amount of euro 25,000,000). Any prepayment in part under this Clause 8.4 will be applied against the participations of each Lender in the relevant Advance pro rata.

8.5	Right of repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under Clause 13 (Tax Gross-up); or

(ii)	any Lender claims indemnification from the Company under Clause 14.1 (Increased costs),

the Company may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Facility Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Advances.

(b)	On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)
On the last day of each Interest Period in respect of an Advance which ends after the Company has given notice under paragraph (a) above (or, if earlier, the date specified by the Company in that notice), each Borrower to which an Advance is outstanding shall repay that Lender’s participation in that Advance.

8.6	Restrictions

(a)
Any notice of cancellation or prepayment given by any Party under this Clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	Unless a contrary indication appears in this Agreement, any part of a Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.

(d)	The Borrowers shall not repay or prepay all or any part of the Advances or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Facility Agent receives a notice under this Clause 8 it shall promptly notify either the Company or the affected Lender, as appropriate.

SECTION 5
COSTS OF UTILISATION

9.	INTEREST

9.1	Calculation of interest

(a)	The rate of interest on each Advance (other than a Swingline Advance) for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(i)	Margin;

(ii)	LIBOR or, in relation to any Advance in euro, EURIBOR; and

(iii)	Mandatory Cost, if any.

(b)
The rate of interest on each Swingline Advance for each Interest Period shall accrue from day to day and is the percentage rate per annum determined by the Euro Swingline Agent (in the case of any Euro Swingline Advance) to be the Euro Swingline Rate or by the Dollar Swingline Agent (in the case of any Dollar Swingline Advance) to be the Dollar Swingline Rate.

9.2	Payment of interest

The Borrower to which an Advance has been made shall pay accrued interest on that Advance on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).

9.3	Default interest

(a)
If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate 1.00 per cent. higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted an Advance in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably). Any interest accruing under this Clause 9.3 shall be immediately payable by the Borrower on demand by the Facility Agent.

(b)
Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.4	Notification of rates of interest

The Facility Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

10.	INTEREST PERIODS

10.1	Selection of Interest Periods

(a)	A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for an Advance in the Utilisation Request for that Advance.

(b)	Subject to this Clause 10, a Borrower (or the Company) may select an Interest Period of:

(i)
in relation to any Advance (other than a Swingline Advance), 1, 2 or 3 weeks, 1, 2, 3 or 6 Months or any period longer than 6 Months agreed between the Company and the Facility Agent (acting on the instructions of all the Lenders) or any period shorter than 6 Months agreed between the Company and the Facility Agent or ending on the Termination Date; or

(ii)	in relation to any Swingline Advance, a period not exceeding seven Business Days.

(c)	An Interest Period for an Advance shall not extend beyond, as applicable, the Termination Date relating to the Lenders participating in that Advance.

(d)	Each Interest Period for an Advance shall start on the Utilisation Date.

(e)	Each Advance has one Interest Period only.

10.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.	CHANGES TO THE CALCULATION OF INTEREST

11.1	Absence of quotations

Subject to Clause 11.2 (Market disruption), if LIBOR or EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR or EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

11.2	Market disruption

(a)
If a Market Disruption Event occurs in relation to an Advance (other than a Swingline Advance) for any Interest Period, then the rate of interest on each Lender’s share of that Advance for the Interest Period shall be the rate per annum which is the sum of:

(i)	the Margin;

(ii)
the rate notified to the Facility Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Advance from whatever source it may reasonably select with a view to providing funding at the lowest reasonably practicable rate; and

(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Advance.

(b)	In this Agreement “Market Disruption Event” means in relation to an Advance (not being a Swingline Advance):

(i)
at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Facility Agent to determine LIBOR or, if applicable, EURIBOR for the relevant currency and period; or

(ii)
the Facility Agent (after consultation with the Reference Banks) shall have determined (which determination shall be conclusive and binding upon all Parties) that by reason of circumstances affecting the Relevant Interbank Market generally, adequate and fair means do not exist for ascertaining EURIBOR or, as the case may be, LIBOR applicable to an Advance for the relevant Interest Period or EURIBOR or, as the case may be, LIBOR does not adequately represent the cost of funding to the Lenders, provided that the Company and the Lenders (through the Facility Agent) may agree that, if not already drawn, the Advances concerned shall not be borrowed (subject to the provisions of paragraph (c) of Clause 15.2 (Other Indemnities)).

11.3	Alternative basis of interest or funding

(a)
If a Market Disruption Event occurs and the Facility Agent or the Borrower so requires, the Facility Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

11.4	Break Costs

(a)
Each Borrower shall, within 5 Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of an Advance or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Advance or Unpaid Sum.

(b)	Any demand made by a Finance Party pursuant to paragraph (a) above shall be accompanied by a certificate confirming the amount of its Break Costs for the relevant Interest Period.

12.	FEES

12.1	Commitment fee

(a)
The Company shall pay to the Facility Agent (for the account of each Lender) a fee in the Base Currency on that Lender’s Available Commitment for the Availability Period, at the rate per annum for each day of each relevant period referred to in paragraph (b) below which is equal to 30 per cent. of the Margin applicable at such time.

(b)
The accrued commitment fee is payable on the last day of each successive period of three Months commencing from the date of this Agreement and on the last day of the Availability Period applicable to a Lender and on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

12.2	Utilisation Fee

(a)
The Company shall pay to the Facility Agent (for the account of the Lenders pro rata to their Outstandings) a utilisation fee computed at the rate of 0.025 per cent. per annum on the Total Outstandings for each day that the Total Outstandings are in an amount exceeding 50 per cent. of the Total Commitments.

(b)	The accrued utilisation fee is payable on the last day of each successive period of three Months commencing from the date of this Agreement and on the Termination Date.

12.3	Arrangement Fee

The Company shall pay to the Mandated Lead Arrangers fees in the amounts and at the times agreed in a Fee Letter.

12.4	Agency fees

(a)	The Company shall pay to the Facility Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

(b)	The Company shall pay to the Euro Swingline Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

(c)	The Company shall pay to the Dollar Swingline Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS

13.	TAX GROSS UP

13.1	Gross-up

(a)
All payments by an Obligor under the Finance Documents shall be made free and clear of and without deduction for or on account of any taxes, except to the extent that the Obligor is required by law to make payment subject to any tax, or amount in respect of tax (“applicable tax”). If any applicable tax must be deducted from any amounts payable or paid by an Obligor, or paid or payable by the Facility Agent to a Lender, under the Finance Documents, then the relevant Obligor shall pay such additional amounts as may be necessary to ensure that the relevant Lender receives and retains free of any liability a net amount equal to the full amount which it would have received had payment not been made subject to applicable tax.

(b)
An Obligor is not obliged to pay any additional amount under paragraph (a) above in respect of any deduction which has occurred solely as a result of a change in Facility Office or other transfer by the Lender concerned and arises on the date of such change or transfer.

(c)
The Lender shall, at the written request of an Obligor, co-operate with the Obligor and use its best efforts to complete any declaration, claim, exemption or other form (or provide other evidence of eligibility) necessary for the Obligor to obtain authorisation to make payments without a tax deduction.

13.2	Tax receipts

All taxes required by law to be deducted or withheld by an Obligor from any amounts paid or payable under the Finance Documents shall be paid in full by the relevant Obligor when due and the Obligor shall, within 15 days of the payment being made, deliver to the Facility Agent for the relevant Lender evidence satisfactory to that Lender (including copies of all relevant tax receipts) that the payment has been duly remitted to the appropriate authority.

13.3	Tax Credit

(a)
If an Obligor makes a payment pursuant to Clause 13.1 (Gross-up) for the account of any Lender and such Lender has received or been granted a credit against, or relief or remission or repayment of, any tax paid or payable by it (a “Tax Credit”) which is attributable to that payment or the corresponding payment under the Finance Document such Lender shall, to the extent that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Obligor such amount as the Lender shall have reasonably determined to be attributable to such payments and which will leave the Lender (after such payment) in no better or worse position than it would have been if the Obligor had not been required to make any deduction or withholding.

(b)
Nothing in this Clause 13.3 shall interfere with the right of a Lender to arrange its tax affairs in whatever manner it thinks fit and without limiting the foregoing no Lender shall be under any obligation to claim a Tax Credit or to claim a Tax Credit in priority to any other claims, relief, credit or deduction available to it. No Lender shall be obliged to disclose any information relating to its tax affairs or any computations in respect thereof.

13.4	Stamp taxes

The relevant Obligor shall pay and, promptly on demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

13.5	Value added tax

(a)
All consideration payable under a Finance Document by an Obligor to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable, the relevant Obligor shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

(b)
Where a Finance Document requires an Obligor to reimburse a Finance Party for any costs or expenses, that Obligor shall also at the same time pay and indemnify that Finance Party against all VAT incurred by that Finance Party in respect of the costs or expenses save to the extent that that Finance Party is entitled to repayment or credit in respect of the VAT.

14.	INCREASED COSTS

14.1	Increased costs

(a)
Subject to Clause 14.3 (Exceptions) the relevant Obligor shall, immediately on demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party as a result of (i) the introduction of or any change in (or in the interpretation or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facilities or on a Finance Party’s (or any of its Holding Companies’) overall capital;

(ii)	an additional or increased cost (including any loss, liability or cost for or on account of Tax); or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Holding Companies to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

14.2	Increased cost claims

(a)
A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the relevant Obligor.

(b)
Each Finance Party shall, together with any demand made pursuant to paragraph (a) above, provide a certificate confirming the amount of its Increased Costs with full supporting details (which certificate shall constitute prima facie non-binding evidence of the matters to which it relates).

14.3	Exceptions

Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:

(a)
attributable to any Tax or amounts in respect of Tax which must be deducted from any amounts payable or paid by an Obligor or paid or payable by the Facility Agent to a Lender under the Finance Documents or compensated for by the operation of Clause 13.1 (Gross-up);

(b)	compensated for by the payment of the Mandatory Cost; or

(c)	attributable to the breach by the relevant Finance Party or its Holding Companies of any law or regulation; or

(d)
attributable to any Tax on the overall net income, profits or gains of a division or branch of the Lender or any of its Holding Companies imposed in the jurisdiction in which its principal office or Facility Office is for the time being situate.

15.	OTHER INDEMNITIES

15.1	Currency indemnity

(a)
If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within 5 Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

The Company shall (or shall procure that an Obligor will), indemnify each Finance Party within 5 Business Days of demand against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)
a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 27 (Sharing among the Lenders);

(c)
funding, or making arrangements to fund, its participation in an Advance requested by the relevant Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by a Finance Party or any employee or agent of, or other person instructed by, such Finance Party);

(d)	an Advance (or part of an Advance) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company; or

(e)
any representation, warranty or statement given by a Dutch Borrower in Clause 19.12(b) (Professional Market Party Representations) being incorrect when made or deemed to be made, provided that this Clause 15.2(e) shall not apply to any Lender or New Lender which makes a misrepresentation under Clause 19.12(a) (Professional Market Party Representations).

15.3	Indemnity to the Facility Agent

The Company shall within 5 Business Days of demand indemnify the Facility Agent against any cost, loss or liability incurred by the Facility Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	entering into or performing any foreign exchange contract for the purposes of Clause 6 (Optional Currencies); or

(c)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

16.	MITIGATION BY THE LENDERS

16.1	Mitigation

(a)
Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 13 (Tax gross-up) or Clause 14 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office and, in such circumstances a Lender will, at the request of the Company but subject to the Company indemnifying it for the costs of so doing, transfer its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

16.2	Limitation of liability

(a)	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

(b)
A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the bona fide written opinion of that Finance Party, to do so would or would be likely to have a material adverse effect upon its business, operation or financial condition or would involve it in any unlawful activity or any activity that is contrary to any request, guidance or directive of any competent authority (whether or not having the force of law) or (unless indemnified to its satisfaction) would involve it in any significant expense or Tax disadvantage.

17.	COSTS AND EXPENSES

17.1	Transaction expenses

The Company shall within 5 Business Days of demand pay to the Facility Agent and the Mandated Lead Arrangers the amount of all out-of-pocket costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing and execution of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

17.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 28.9 (Change of currency), or (c) any other matter, not of an ordinary administrative nature, arises out of or in connection with a Finance Document which, in the reasonable opinion of the Facility Agent, is attributable to an Obligor, the Company shall, within 5 Business Days of demand, reimburse the Facility Agent for the amount of all out-of- pocket costs and expenses (including legal fees) reasonably incurred by the Facility Agent and, if applicable, the Mandated Lead Arrangers in responding to, evaluating, negotiating or complying with that request, requirement or other matter.

17.3	Enforcement costs

The Company shall within 5 Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) properly incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document or in investigating any possible Default of which an Obligor or the Majority Lenders have given notice.

SECTION 7
GUARANTEE

18.	GUARANTEE AND INDEMNITY

18.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by each Borrower of all that Borrower’s obligations under the Finance Documents;

(b)
undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, the Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)
indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

18.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.3	Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of (or must be restored on) insolvency or any similar event:

(a)
the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred (but only to the extent that such payment, security or other disposition is avoided or required to be restored); and

(b)	each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

18.4	Waiver of defences

The obligations of each Guarantor under this Clause 18 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 18 or prejudice or diminish those obligations in whole or in part (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment (however fundamental) or replacement of a Finance Document or any other document or security;

(f)
any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security to the intent that each Guarantor’s obligations under this Clause 18 shall remain in full force and its guarantee be construed accordingly, as if there were no unenforceability, illegality or invalidity; or

(g)	any insolvency or similar proceedings.

18.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 18. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

18.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)
refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 18.

18.7	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Facility Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents; and/or

(c)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

18.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

19.	REPRESENTATIONS AND WARRANTIES

19.1	Representations and warranties

Each Obligor makes the representations and warranties set out in Clauses 19.2 (Status) to 19.10 (Information) to each Finance Party.

19.2	Status

(a)	It is, in the case of the Company, a public limited liability company (naamloze vennootschap), duly incorporated and validly existing under the laws of The Netherlands;

(b)	it is, in the case of any Obligor other than the Company, a limited liability company, duly incorporated and validly existing under the laws of the jurisdiction of its incorporation; and

(c)	it has the power to own its assets and carry on its business as it is being conducted.

19.3	Powers and authority

It has the power to enter into and perform, and has taken all necessary action to authorise the entry into, performance and delivery of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

19.4	Legal validity

Each Finance Document to which it is or will be a party constitutes, or when executed in accordance with its terms will constitute, its legal, valid and binding obligation enforceable in accordance with its terms.

19.5	Non-conflict

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation or judicial or official order of The Netherlands or the jurisdiction of its incorporation or any other relevant jurisdiction; or

(b)	the constitutional documents of any Obligor; or

(c)	any document which is binding upon any Group Company or any asset of any member of the Group Company,

(in the case of paragraph (c) only) to an extent or in a manner which is reasonably likely to have a Material Adverse Effect

19.6	No default

(a)	No Default is outstanding or is reasonably likely to result from the making of any Advance; and

(b)
no other event is outstanding which constitutes (or, with the giving of notice, lapse of time, determination of materiality or the fulfilment of any other applicable condition or any combination of the foregoing, is reasonably likely to constitute) a default under any document which is binding on any Group Company or any asset of any Group Company to an extent or in a manner which is reasonably likely to have a Material Adverse Effect.

19.7	Authorisations

All Authorisations required in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Finance Documents have been obtained or effected (as appropriate) and are in full force and effect.

19.8	Financial Statements

(a)	The audited consolidated financial statements of the Group most recently delivered to the Facility Agent (which, at the date of this Agreement, are the Original Group Financial Statements):

(i)	have (subject to Clause 20.2 (Basis of Preparation of Financial Statements) been prepared in accordance with IFRS; and

(ii)	fairly represent the consolidated financial condition of the Group as at the date to which they were drawn up.

(b)
There has been no material adverse change in the consolidated financial condition of the Group since the date to which the Original Group Financial Statements were drawn up which would be reasonably likely to have a Material Adverse Effect.

(c)	The audited financial statements of each Obligor most recently delivered to the Facility Agent:

(i)	have been prepared in accordance with accounting principles and practices generally accepted in the jurisdiction of its incorporation consistently applied; and

(ii)	fairly represent its financial condition as at the date to which they were drawn up.

19.9	Litigation

No litigation, arbitration or administrative proceedings in relation to any Group Company are current or, to its knowledge, pending or threatened, which would, in the opinion of the members of the board of management (raad van bestuur) of the Company, have a Material Adverse Effect.

19.10	Information

To the best of its knowledge and belief, the factual written information (other than that obtained from public sources) in relation to this Agreement and the Facility provided by the Company was correct in all material respects as at its date and did not omit to state a material fact necessary to make such factual information not misleading in any material respect and all projections supplied by any member of the Group were made in good faith and based on opinions and assumptions considered to be reasonable at the time of supply.

19.11	Times for making representations and warranties

The representations and warranties set out in this Clause 19:

(a)	other than in the case of Clauses 19.6 (No default), 19.8(b) (Financial Statements), 19.9 (Litigation), 19.10 (Information) and 19.12 (Professional Market Party Representations):

(i)	in the case of the Company, are made by the Company on the date of this Agreement and on the date each Accession Letter is executed; and

(ii)	in the case of an Additional Obligor, will be deemed to be made by that Additional Obligor on the date it executes an Accession Letter;

(b)
are, other than in the case of Clauses 19.6 (No Default), 19.8(b) (Financial Statements), 19.9 (Litigation), 19.10 (Information) and 19.12 (Professional Market Party Representations), deemed to be repeated by each Borrower on:

(i)	the date of each Utilisation Request; and

(ii)	the first day of each Interest Period; and

(c)	in the case of Clauses 19.6 (No default), 19.8(b) (Financial Statements), 19.9 (Litigation), and 19.10 (Information), are made by the Company on the date of this Agreement;

(d)	in the case of Clause 19.12 (Professional Market Party Representations) are made by the parties specified in that clause at the times specified in that clause;

(e)
are made by the Company (in respect of Clause 19.8(a) (Financial Statements)) and each Obligor (in respect of Clause 19.8(c) (Financial Statements)) on the date upon which the financial statements referred to therein are delivered pursuant to Clause 20.1 (Financial Information), in each case with reference to the facts and circumstances then existing.

19.12	Professional Market Party Representations

(a)	(i)	Each Lender which is a party to this Agreement on the date hereof represents and warrants to each Party on the date hereof that it is a PMP; and

(ii)
if on the date on which a New Lender becomes a Lender, it is a requirement of Dutch law that such New Lender is a PMP, such New Lender represents and warrants to each Party on the date on which it becomes a party to this Agreement as a Lender that it is a PMP;

and each such Lender or New Lender acknowledges that each of the Finance Parties and each Dutch Borrower relies upon such representations and warranties.

(b)	Each Dutch Borrower:

(i)
represents and warrants to the Finance Parties on the date of this Agreement that it has independently verified the status of each person which is a Lender on the date hereof and that each such Lender is a PMP; and

(ii)
if on the date on which a New Lender becomes a Lender under a Finance Document, it is a requirement of Dutch law that such New Lender is a PMP, represents and warrants to the Finance Parties on the date on which each such New Lender becomes a party to a Finance Document as a Lender that it has independently verified the status of such New Lender, that each such Lender is a PMP on such date.

20.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Financial Information

The Company shall supply to the Facility Agent in sufficient copies for all the Lenders:

(a)	as soon as the same are available (and in any event within 120 days of the end of each of its financial years):

(i)	the audited consolidated financial statements of the Group for that financial year; and

(ii)	the audited financial statements of each Obligor for that financial year;

(b)	(i)
as soon as the same are available (and in any event within 90 days of the end of the first half year of each financial year) its consolidated interim report and accounts for that financial period and its interim report and accounts for that financial period; and

(ii)
to the extent that the Company prepares them, as soon as the same are available (and in any event within 90 days of the end of each of the first three financial quarters of each of its financial years) its consolidated interim report and accounts for that financial quarter and its interim report and accounts for that financial quarter; and

(c)
together with the consolidated financial statements specified in paragraphs (a) and (b) above, a certificate signed by one of its Executive Officers on its behalf certifying that no Default is outstanding or, if a Default is outstanding, specifying the Default and the steps, if any, being taken to remedy it and identifying each of its Principal Subsidiaries.

20.2	Basis of Preparation of Financial Statements

The Company shall procure that:

(a)
each set of its financial statements and those of the Group are prepared using IFRS (in the case of annual financial statements) or in a manner consistent with IFRS (in the case of other financial statements, reports and accounts); and

(b)
each set of financial statements of any other Obligor are prepared in accordance with accounting principles and practices generally accepted in the jurisdiction of its incorporation consistently applied.

20.3	Information - Miscellaneous

The Company shall supply to the Facility Agent:

(a)
all documents (excluding documents despatched only to another member of the Group) despatched by the Company to its shareholders (or any class of them) or all its bank lenders generally, holders of its debt securities generally, its trade creditors generally or its creditors generally at the same time as they are despatched;

(b)
promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending, and which would, if adversely determined, have a Material Adverse Effect; and

(c)
promptly, such further information in the possession or control of any Group Company regarding its financial condition as any Finance Party through the Facility Agent may reasonably request and which is material in the context of this Agreement, in sufficient copies for all of the Lenders, if the Facility Agent so requests.

20.4	Use of websites

(a)	Except as provided below, the Company may deliver any information under the Finance Documents (other than a Utilisation Request) to a Lender by posting it on to an electronic website if:

(i)	the Facility Agent and the Company agree;

(ii)	the Company and the Facility Agent designate an electronic website for this purpose;

(iii)	both the Company and the Facility Agent are aware of the address of and any relevant password for the website; and

(iv)	the information posted is in a format agreed between the Company and the Facility Agent.

The Facility Agent must supply each relevant Lender with the address of and any relevant password for the website.

(b)	Notwithstanding the above, the Company must supply to the Facility Agent in paper form a copy of any information posted on the website together with sufficient copies for each Lender:

(i)	if requested by the Facility Agent; and

(ii)	if required by any applicable governmental requirement,

in each case within ten Business Days of receipt of such request.

(c)	The Company must promptly upon becoming aware of its occurrence, notify the Facility Agent if:

(i)	the website cannot be accessed;

(ii)	the website or any information on the website is infected by any electronic virus or similar software;

(iii)	the relevant password for the website is changed; or

(iv)	any information to be supplied under this Agreement is posted on the website or amended after being posted.

If the circumstances in paragraphs (i) or (ii) above occur, the Company must supply any information required under this Agreement in paper form.

20.5	Know your customer requirements

(a)
Subject to paragraph (b) below, each Obligor must promptly on the request of any Finance Party supply to that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Lender) to enable a Finance Party or prospective new Lender to carry out and be satisfied with the results of all applicable know your customer requirements.

(b)
An Obligor is only required to supply any information under paragraph (a) above, if the necessary information is not already available to the relevant Finance Party and the requirement arises as a result of:

(i)	the introduction of any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)
any change in the status of an Obligor or the composition of the shareholders of an Obligor (other than a change in the composition of the shareholders of an Obligor which is listed on a public stock exchange to the extent such change does not constitute a change of “control” (as defined in Clause 8.2 (Mandatory Prepayment on Change of Control))) after the date of this Agreement; or

(iii)
a proposed assignment or transfer by the Lender of any of its rights and/or obligations under this Agreement to a person that (A) is not a Lender before that assignment or transfer and (B) is a permitted assignee or transferee under Clause 23.2 (Conditions of assignment or transfer).

(c)
Each Lender must promptly on the request of the Facility Agent supply or procure the supply of to the Facility Agent any documentation or other evidence which is reasonably required by the Facility Agent to carry out and be satisfied with the results of all know your customer requirements or other checks on Lenders or prospective new Lenders pursuant to the transactions contemplated in the Finance Documents.

(d)
The Company shall, by not less than 10 Business Days’ prior written notice to the Facility Agent, notify the Facility Agent (which shall promptly notify the other Finance Parties) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 24 (Changes to the Obligors).

(e)
Following the giving of any notice pursuant to paragraph (d) above, if the accession of such Additional Obligor obliges the Facility Agent or any other Finance Party to comply with know your customer requirements or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any other Finance Party) or any Finance Party (for itself or on behalf of any other Finance Party or any prospective new Lender) in order for the Facility Agent or such Finance Party or any prospective new Lender to carry out and be satisfied it has complied with all necessary know your customer requirements or other checks in relation to any relevant person pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

21.	GENERAL UNDERTAKINGS

The undertakings in this Clause 21 will remain in force from the date of this Agreement for so long as any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

21.1	Notification of Default

The Company shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of it.

21.2	Authorisations

Each Obligor shall promptly:

(a)	obtain, maintain and comply with the terms of; and

(b)	if requested, supply certified copies to the Facility Agent of,

any Authorisation required under any law or regulation to enable it to perform its obligations under, or for the validity or enforceability of, any Finance Document.

21.3	Pari passu ranking

Each Obligor shall procure that its obligations under the Finance Documents do and will rank at least pari passu with all its other present and future unsecured, unsubordinated obligations, except for obligations which from time to time are mandatorily preferred by law applying to companies generally.

21.4	Negative pledge

(a)	Each Obligor shall not, and the Company shall procure that no Group Company will, create or permit to subsist any Security over all or any of its assets in respect of Borrowings.

(b)	Paragraph (a) does not apply to:

(i)	any Security created or subsisting with the prior written consent of the Majority Lenders;

(ii)	any lien or rights of set-off arising by operation of law or in the ordinary course of business;

(iii)	any Security over any assets of a Group Company existing at the time that company becomes a Group Company provided that:

(A)	the company is not a Group Company at the date of this Agreement;

(B)	the Security is not created in contemplation of that company becoming a Group Company;

(C)	the Security remains confined to the asset(s) it covered at the date the company became a Group Company; and

(D)	to the extent that the amount secured has been increased, such Security shall not fall within this sub-paragraph (iii);

(iv)	any Security arising pursuant to a Cash-backed Borrowing;

(v)
any Security referred to in paragraph (a)(ii) of the definition of “Project Borrowing” in Clause 1.1 (Definitions) or any Security over the assets of a Project Borrower created by such Project Borrower, provided that this paragraph (v) shall not permit any Security to be created by or subsist over all or any of the assets of the Company;

(vi)	any netting or set-off arrangement entered into by any Group Company in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(vii)
any netting or set-off arrangement entered into by any Group Company in connection with any Borrowing specified in paragraph (e) of the definition thereof, in connection with the netting of transactions across a single master agreement (or any equivalent) and the close-out or termination of any transaction thereunder, but excluding for the avoidance of doubt the granting of any collateral or credit or cash support in relation thereto;

(viii)	any Security over or affecting any asset acquired by a Group Company after the date of this Agreement provided that:

(A)	the Security was not created in contemplation of the acquisition of that asset by a Group Company; and

(B)	to the extent that the principal amount secured since the acquisition of that asset by a Group Company has been increased, such Security shall not fall within this sub-paragraph (viii);

(ix)	any title transfer, conditional sale or retention of title arrangement entered into by any Group Company in the ordinary course of business;

(x)	any Security created by SNT Group NV or any of its Subsidiaries;

(xi)
any Security (a “substitute Security”) which replaces any other Security permitted under sub-paragraphs (i) to (viii) (inclusive) above (an “existing Security”) to the extent that the Security secures an amount not exceeding the principal amount secured by such existing Security at the time it is replaced provided that (1) the existing Security to be replaced is released and all amounts secured thereby are paid or otherwise discharged in full at or prior to the time of such substitute Security being created or arising and (2) such substitute Security does not extend to cover assets not previously subject to that existing Security; or

(xii)
any other Security created or outstanding, but only if the aggregate principal amount of Borrowings secured by all Security created or outstanding under this exception on or over any assets of any member of the Group, when taken together with the aggregate principal amount of unsecured Borrowings pursuant to Clause 21.7(1) (Subsidiary Borrowings) does not at any time exceed euro 2,600,000,000.

(c)	The Company shall supply to the Facility Agent, within 5 Business Days of a request by the Facility Agent, a certificate signed by an Executive Officer certifying:

(i)	the amount of the aggregate Borrowings secured by all Security falling within Paragraph (b)(xii) above; and

(ii)	the amount of the aggregate Borrowings falling within Paragraph (1) of Clause 21.7 (Subsidiary Borrowings),

as at the date of the Facility Agent’s request.

21.5	Disposals

(a)
No Obligor shall, and the Company shall procure that no other Group Company shall, either in a single transaction or in a series of transactions, whether related or not and whether voluntarily or involuntarily, sell, transfer, grant or lease or otherwise dispose of any of its assets.

(b)	Paragraph (a) does not apply to:

(i)	a disposal on arm’s length terms and for fair market value;

(ii)	a disposal of obsolete or waste assets;

(iii)	disposals of assets in exchange for other assets comparable or superior as to type, value and quality;

(iv)	a disposal made in the ordinary course of business of the disposing entity;

(v)
any disposal or series of related disposals by Group Companies realising net disposal proceeds of euro 50,000,000 or less or its equivalent in any other currency (provided that the aggregate net disposal proceeds of all disposals permitted under this paragraph (b)(v) shall not exceed euro 250,000,000);

(vi)	payments of dividends;

(vii)	any disposal between two or more Group Companies (excluding disposals to SNT Group N.V. which are not made on arm’s length terms and for fair market value); or

(viii)	disposals with the prior written consent of the Majority Lenders.

21.6	Merger

The Company shall not enter into any statutory merger (juridische fusie) without the prior written consent of the Majority Lenders.

21.7	Subsidiary Borrowings

No Group Company (other than the Company), will incur or have outstanding any Borrowings other than:

(a)
any Borrowings, provided that the Total Commitments are cancelled in an amount (net of taxes, fees, costs and expenses) equal to the principal amount of such Borrowings promptly upon their incurrence and Advances thereupon are prepaid to the extent that the Total Outstandings would otherwise exceed the Total Commitments as reduced thereby);

(b)	Borrowings which constitute a Project Borrowing;

(c)	Borrowings created with the prior written consent of the Majority Lenders;

(d)	Borrowings owed by an Additional Guarantor;

(e)	Borrowings under this Agreement;

(f)	Borrowings owed to another Group Company;

(g)	Borrowings of any Subsidiary of the Company which operates only as a finance company for the Group to the extent that the proceeds of such Borrowings are on-lent to a Guarantor;

(h)	Cash-backed Borrowings;

(i)
Borrowings under cash pooling arrangements in the Group’s ordinary banking arrangements, to the extent matched by cash balances held by members of the Group which are treated as available for netting against those Borrowings;

(j)
for a period of 12 months after the date on which a Subsidiary becomes a Group Company, Borrowings of that Subsidiary to the extent that such Borrowings are outstanding at the time that Subsidiary becomes a Group Company and were not created in contemplation of that Subsidiary becoming a Group Company;

(k)	Borrowings owed by SNT Group NV (or any of its Subsidiaries); or

(1)
any other Borrowings, provided that the aggregate principal amount of any such Borrowings which are unsecured, when taken together with the aggregate outstanding principal amount of Borrowings secured by Security created by Obligors pursuant to Clause 21.4(b) (xii) (Negative pledge), does not exceed euro 2,600,000,000 (or its equivalent in other currencies) at any time.

21.8	Change of business

The Company shall procure that no substantial change is made to the general nature of the business of the Group taken as a whole from that carried on at the date of this Agreement.

21.9	Ownership of each Additional Borrower

The Company will procure that (for as long as it is a Borrower) each Additional Borrower remains its Subsidiary.

22.	EVENTS OF DEFAULT

22.1	Events of Default

Each of the events set out in Clauses 22.2 (Non-payment) to 22.12 (Repudiation) (inclusive) is an Event of Default.

22.2	Non-payment

An Obligor does not pay on the due date any amount payable by it under the Finance Documents at the place at and in the currency in which it is expressed to be payable and (if caused by technical or administrative error) the default is not remedied within 3 Business Days of notice to the Company by the Facility Agent advising that the payment has not been made.

22.3	Breach of other obligations

An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 22.2 (Non-Payment) and such failure (if capable of remedy before the expiry of such period) continues unremedied for a period of 30 days from the date on which the Facility Agent gives notice to the Company requiring the same to be remedied.

22.4	Misrepresentation

A representation, warranty or statement made or repeated by an Obligor in or in connection with any Finance Document or in any document delivered by or on behalf of an Obligor under or in connection with any Finance Document (other than any representation and warranty made pursuant to Clause 19.12(b) (Professional Market Party Representations) but without prejudice to the other rights of the Finance Parties under this Agreement or under applicable law and without prejudice to any other Event of Default which may occur by reason of any representation and warranty set out in Clause 19.12(b) (Professional Market Party Representations) being incorrect in any material respect when made or deemed to be made or repeated otherwise by reason of a Lender not being a PMP) is incorrect in any material respect when made or deemed to be made or repeated.

22.5	Cross-acceleration

(a)	Any Borrowings of any Obligor or Principal Subsidiary are not paid when due or within any applicable grace period provided in the documentation therefor; or

(b)	any Borrowings of any Obligor or Principal Subsidiary become prematurely due and payable as a result of an event of default (howsoever described) under the document relating to those Borrowings,

except that this Clause 22.5 shall not apply to Borrowings of the Obligors and the Principal Subsidiaries the principal or settlement amounts of which are in aggregate euro 50,000,000 or less.

22.6	Insolvency

(a)	Any Obligor or Principal Subsidiary is, or is deemed for the purposes of any law to be, unable to pay its debts or admits inability to pay its debts as they fall due;

(b)	Any Obligor or Principal Subsidiary suspends making payments on all or any class of its debts or announces an intention to do so, or a moratorium is declared in respect of any of its indebtedness; or

(c)
Any Obligor or Principal Subsidiary by reason of financial difficulties, begins negotiations with one or more of its creditors with a view to the readjustment or rescheduling of any of its indebtedness.

22.7	Compositions etc

Any Obligor or Principal Subsidiary enters into any composition, scheme of arrangement, compromise or arrangement involving such Obligor or Principal Subsidiary and their respective creditors generally (other than for the purposes of reconstruction or amalgamation upon terms and within such period as may previously have been approved in writing by the Majority Lenders).

22.8	Insolvency proceedings

(a)
Any Obligor or Principal Subsidiary is adjudicated bankrupt (failliet) or insolvent or obtains a suspension of payments (surseance van betaling) or consents to the filing of a bankruptcy proceeding against it or files a petition seeking reorganisation under any bankruptcy or other similar law or a receiver, administrator (bewindvoerder), liquidator (curator), trustee or assignee in bankruptcy or insolvency of it or of all or a material part of its assets is appointed; or

(b)	bankruptcy or insolvency proceedings are instituted against any Obligor or Principal Subsidiary which are not dismissed or stayed within 30 days of being instituted; or

(c)
an order is made by any competent court, an effective resolution is passed, any Obligor or Principal Subsidiary applies, or any other person makes an uncontested application, for the dissolution, winding-up or liquidation of any Obligor or Principal Subsidiary (including “ontbinding” and “vereffening”) except for the purposes of an amalgamation, merger or consolidation of any Obligor or Principal Subsidiary with any other legal entity upon terms and within such period as may previously have been approved in writing by the Majority Lenders.

22.9	Creditors’ process

Any attachment, sequestration, distress or execution affects the whole or a substantial part of the assets of any Obligor or Principal Subsidiary and is not discharged within 28 days.

22.10	Analogous proceedings

There occurs, in relation to any Obligor or Principal Subsidiary incorporated outside The Netherlands, any event anywhere which, in the opinion of the Majority Lenders, appears to correspond with any of those mentioned in Clauses 22.6 (Insolvency) to 22.9 (Creditors’ process) (inclusive).

22.11	Unlawfulness

It is or becomes unlawful for any Obligor to perform any of its obligations under the Finance Documents.

22.12	Repudiation

Any Obligor repudiates a Finance Document.

22.13	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)
declare that all or part of the Advances, together with accrued interest, and all other amounts accrued under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(c)	declare that all or part of the Advances be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders; and/or

(d)
declare all or part of an Advance payable on the expiry of a term specified by the Agent (on the instructions of the Majority Lenders) converted into the Base Currency (with no right to redenominate) at the Agent’s Spot Rate of Exchange on the date of such declaration.

SECTION 9
CHANGES TO PARTIES

23.	CHANGES TO THE LENDERS

23.1	Assignments and transfers by the Lenders

Subject to this Clause 23, a Lender (the “Existing Lender”) may:

(a)	assign all or part of its rights; or

(b)	transfer by novation all or part of its rights and obligations,

to any bank or financial institution (the “New Lender”).

23.2	Conditions of assignment or transfer

(a)	An assignment or transfer by a Lender which is also a Swingline Lender of:

(i)	its Swingline Commitment shall only be made if there is a simultaneous assignment or transfer of its Commitment in an equal amount; or

(ii)	part of its Commitment shall only be effective if after such assignment or transfer such Lender’s Swingline Commitment does not exceed its Commitment.

(b)	The consent of the Company is required for an assignment or transfer by a Lender, unless:

(i)	an Event of Default under Clause 22.2 (Non-Payment) or Clauses 22.6 (Insolvency) to 22.10 (Analogous Proceedings) has occurred and is continuing; or

(ii)	the New Lender is:

(A)	another Lender; or

(B)	an Affiliate of a Lender and a Verifiable PMP.

(c)
The consent of the Company to an assignment or transfer must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent 10 Business Days after the Lender has requested it unless consent is expressly refused by the Company within that time.

(d)	The consent of the Company to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

(e)
The Facility Agent is not obliged to execute a Transfer Certificate or otherwise give effect to an assignment or transfer until it has completed all know your customer requirements to its satisfaction. The Facility Agent must promptly notify the Existing Lender and the New Lender if there are any such requirements.

(f)
An assignment will only be effective on (i) the performance by the Facility Agent of all necessary know your customer requirements or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Facility Agent shall promptly notify to the Lender and the New Lender; and (ii) receipt by the Facility Agent and the Company of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Finance Parties and the Obligors as it would have been under if it was an Original Lender.

(g)	A transfer will only be effective if it is carried out in accordance with the procedure set out in Clause 23.5 (Procedure for transfer).

(h)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)
as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax gross-up) or Clause 14 (Increased costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(i)
For so long as it is a requirement of Dutch law that each Lender is a PMP any proposed New Lender shall provide the Dutch Borrowers, through the Facility Agent, with information in respect of itself with a view to enabling the Dutch Borrowers to verify its PMP status at least 10 Business Days prior to the proposed Transfer Date in relation to any assignment or transfer pursuant to which it would become a New Lender hereunder.

23.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of euro 2,000.

23.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)
will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 23; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by each Obligor of its obligations under the Finance Documents or otherwise.

23.5	Procedure for transfer

(a)
Subject to the conditions set out in Clause 23.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (b) below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	On the Transfer Date:

(i)
to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)
each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)
the Agents, the Mandated Lead Arrangers, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent each Agent, the Mandated Lead Arrangers and the Existing Lender shall each be released from further obligations to each other under this Agreement; and

(iv)	the New Lender shall become a Party as a “Lender”.

23.6	Confidentiality

Each Finance Party hereby severally undertakes to each Obligor that it will keep confidential and that it will not make use of for any purposes (otherwise than for the purposes of the Finance Documents), any of the Finance Documents or other documents relating to this Agreement and all of the information acquired by such Finance Party under or in connection with any Finance Document, other than any such document or information which has become generally available to the public otherwise than by disclosure by any Finance Party, provided that each Finance Party shall be entitled to make disclosure of the same:

(a)
to its auditors, accountants, legal counsel and tax advisers, to any other professional advisers appointed to act in connection with the Finance Documents or to its Affiliates provided that such information is disclosed only to such person if and to the extent necessary for his activities and each such person will be informed of the confidential nature of the information and the provisions of this Agreement;

(b)
(whether or not the relevant assignment, transfer, substitution, sub-participation or other arrangement is made) to any proposed assignee, transferee or substitute of, or proposed party to any proposed sub-participation (or party to any actual sub-participation) or other arrangement with, any Lender permitted pursuant to this Agreement, provided that before any such disclosure (except with respect to the disclosure of this Clause 24.6 (Confidentiality), such assignee, transferee, substitute or other party expressly undertakes to the Facility Agent and the Company in writing to be bound by this Clause 23.6 (Confidentiality) irrespective of whether such assignment, transfer, substitution or other arrangement shall proceed;

(c)	to any other third party where the Company has previously agreed in writing that disclosure may be made to that third party;

(d)
to any banking or other regulatory or examining authorities (whether governmental or otherwise) where such disclosure is formally requested by them and with whose requests that Finance Party has to comply (or with whose requests banks in the relevant jurisdiction are accustomed to complying);

(e)	pursuant to subpoena or other legal process, or in connection with any action, suit or proceeding relating to any of the Finance Documents;

(f)	pursuant to any law or regulation having the force of law; and

(g)	to any Group Company.

24.	CHANGES TO THE OBLIGORS

24.1	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

24.2	Additional Borrowers

(a)
Subject to compliance with the provisions of paragraphs (d) and (e) of Clause 20.5 (Know your customer requirements) the Company may request that any of its Subsidiaries becomes an Additional Borrower. That Subsidiary shall become an Additional Borrower if:

(i)	it is incorporated in The Netherlands or, in the case of a Subsidiary incorporated outside of The Netherlands, all the Lenders approve the addition of that Subsidiary;

(ii)	the Company delivers to the Facility Agent a duly completed and executed Accession Letter;

(iii)	the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(iv)
the Facility Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Facility Agent.

(b)
If the accession of an Additional Borrower requires any Finance Party to carry out know your customer requirements in circumstances where the necessary information is not already available to it, the Company must promptly on request by any Finance Party supply to that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Lender) to enable a Finance Party or prospective new Lender to carry out and be satisfied with the results of all applicable know your customer requirements.

(c)
The Facility Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent).

24.3	Resignation of a Borrower

The Company may request that a Borrower (other than the Company) in respect of which no Advance is outstanding hereunder (including any other amounts in relation thereto) ceases to be a Borrower by entering into a supplemental agreement to this Agreement in such form as the Facility Agent may reasonably require which shall discharge that Borrower’s obligations hereunder.

24.4	Additional Guarantors

(a)
Subject to compliance with the provisions of paragraphs (d) and (e) of Clause 20.5 (Know your customer requirements) the Company may request that any of its Subsidiaries becomes an Additional Guarantor. That Subsidiary shall become an Additional Guarantor if:

(i)	the Company delivers to the Facility Agent a duly completed and executed Accession Letter; and

(ii)
the Facility Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Facility Agent.

(b)
If the accession of an Additional Guarantor requires any Finance Party to carry out know your customer requirements in circumstances where the necessary information is not already available to it, the Company must promptly on request by any Finance Party supply to that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Lender) to enable a Finance Party or prospective new Lender to carry out and be satisfied with the results of all applicable know your customer requirements.

(c)
The Facility Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent)

24.5	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the representations to be made by that Subsidiary in accordance with Clause 19.11 (Times for making representations and warranties) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

SECTION 10
THE FINANCE PARTIES

25.	ROLE OF THE AGENTS AND THE MANDATED LEAD ARRANGERS

25.1	Appointment of the Facility Agent

(a)	Each of the Mandated Lead Arrangers and the Lenders appoints each Agent to act as its agent under and in connection with the Finance Documents.

(b)
Each of the Mandated Lead Arrangers and the Lenders authorises each Agent to exercise the rights, powers, authorities and discretions specifically given to such Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(c)
Unless the Company agrees otherwise, the Euro Swingline Agent shall act out of an office in the European Union and the Dollar Swingline Agent shall act out of an office in a member state of the United States of America.

25.2	Duties of the Agents

(a)	Each Agent shall promptly forward to a Party the original or a copy of any document which is delivered to that Agent for that Party by any other Party.

(b)	If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Lenders.

(c)	The Facility Agent shall promptly notify the Lenders of any Default arising under Clause 22.2 (Non-payment).

(d)	Each Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

25.3	Role of the Mandated Lead Arrangers

Except as specifically provided in the Finance Documents, the Mandated Lead Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

25.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes an Agent or a Mandated Lead Arranger as a trustee or fiduciary of any other person.

(b)	No Agent nor any Mandated Lead Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

25.5	Business with the Group

Each Agent and each Mandated Lead Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Group Company.

25.6	Rights and discretions of the Agents

(a)	Each Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	Each Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 22.2 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Company is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	Each Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	Each Agent may act in relation to the Finance Documents through its personnel and agents.

25.7	Majority Lenders’ instructions

(a)
Unless a contrary indication appears in a Finance Document, each Agent shall (a) act in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from acting or exercising any right, power, authority or discretion vested in it as Agent) and (b) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with such an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)
Each Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)
In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) each Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	No Agent is authorised to act on behalf of a Lender (without first obtaining that Lender’s prior written consent) in any legal or arbitration proceedings relating to any Finance Document.

25.8	Responsibility for documentation

No Agent nor any Mandated Lead Arranger:

(a)
is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by an Agent, a Mandated Lead Arranger, an Obligor or any other person given in or in connection with any Finance Document or any information delivered to an Agent or any Mandated Lead Arranger; or

(b)
is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

25.9	Exclusion of liability

(a)
Without limiting paragraph (b) below, no Agent will be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)
No Party may take any proceedings against any officer, employee or agent of an Agent in respect of any claim it might have against such Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of such Agent may rely on this Clause.

(c)
No Agent will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by such Agent if that Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by such Agent for that purpose.

(d)	Nothing in this Agreement will oblige any Agent to satisfy any know your customer requirement in relation to the identity of any person on behalf of any Finance Party.

(e)
Each Finance Party confirms to each Agent that it is solely responsible for any know your customer requirements it is required to carry out and that it may not rely on any statement in relation to those requirements made by any other person.

25.10	Lenders’ indemnity to the Agents

The Lenders shall (in proportion to their Commitments or, if the Total Commitments are then zero, to their Commitments immediately prior to their reduction to zero) severally indemnify each Agent, within three Business Days of demand, against any cost, loss or liability incurred by such Agent (otherwise than by reason of such Agent’s negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless such Agent has been reimbursed by an Obligor pursuant to a Finance Document).

25.11	Resignation of an Agent

(a)
An Agent may resign and appoint one of its Affiliates as successor by giving notice to the Lenders and the Company provided that any successor to the Euro Swingline Agent shall act out of an office in a member state of the European Union whose currency is the euro or London, England and that any successor to the Dollar Swingline Agent shall act out of an office in New York.

(b)	Alternatively an Agent may resign by giving notice to the Lenders and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent.

(c)
If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the resigning Agent may appoint a successor Agent.

(d)	A successor Agent may only be appointed with the approval of the Company (such approval not to be unreasonably withheld or delayed).

(e)
The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(f)	Such Agent’s resignation notice shall only take effect upon the appointment of a successor.

(g)
Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 25. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)
After consultation with the Company, the Majority Lenders may, by notice to an Agent, require it to resign in accordance with paragraph (b) above. In this event, such Agent shall resign in accordance with paragraph (b) above.

25.12	Confidentiality

(a)
In acting as agent for the Finance Parties, each Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of an Agent, it may be treated as confidential to that division or department and such Agent shall not be deemed to have notice of it.

(c)
Notwithstanding any other provision of any Finance Document to the contrary, no Agent nor any Mandated Lead Arranger is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

25.13	Relationship with the Lenders

(a)
Each Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than 5 Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply each Agent with any information required by such Agent in order to calculate the Mandatory Cost in accordance with Schedule 6 (Mandatory Cost Formulae).

25.14	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to each Agent and each Mandated Lead Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each Group Company;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)
whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)
the adequacy, accuracy and/or completeness of any information provided by an Agent, any other Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

25.15	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent shall with the consent of the Company appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

26.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

27.	SHARING AMONG THE LENDERS

27.1	Payments to Lenders

If a Lender (a “Recovering Lender”) receives or recovers any amount from a Borrower other than in accordance with Clause 28 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Lender shall, within 3 Business Days, notify details of the receipt or recovery, to the Facility Agent;

(b)
the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Lender would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 28 (Payment mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)
the Recovering Lender shall, within three Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Lender as its share of any payment to be made, in accordance with Clause 28.5 (Partial payments).

27.2	Redistribution of payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by a Borrower and distribute it between the Finance Parties (other than the Recovering Lender) in accordance with Clause 28.5 (Partial payments).

27.3	Recovering Lender’s rights

(a)
On a distribution by the Facility Agent under Clause 27.2 (Redistribution of payments), the Recovering Lender will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)
If and to the extent that the Recovering Lender is not able to rely on its rights under paragraph (a) above, the relevant Borrower shall be liable to the Recovering Lender for a debt equal to the Sharing Payment which is immediately due and payable.

27.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Lender becomes repayable and is repaid by that Recovering Lender, then:

(a)
each Lender which has received a share of the relevant Sharing Payment pursuant to Clause 27.2 (Redistribution of payments) shall, upon request of the Facility Agent, pay to the Facility Agent for the account of that Recovering Lender an amount equal to its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Lender for its proportion of any interest on the Sharing Payment which that Recovering Lender is required to pay); and

(b)	that Recovering Lender’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Borrower will be liable to the reimbursing Lender for the amount so reimbursed.

27.5	Exceptions

(a)	This Clause 27 shall not apply to the extent that the Recovering Lender would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Lender is not obliged to share with any other Lender any amount which the Recovering Lender has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified the other Lenders of the legal or arbitration proceedings; and

(ii)
the other Lenders had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice or did not take separate legal or arbitration proceedings.

SECTION 11
ADMINISTRATION

28.	PAYMENT MECHANICS

28.1	Payments to the Agents

(a)	For the purpose of this Clause 28 a reference to the “Relevant Agent” means:

(i)	in relation to payments under the Swingline Facility, (in relation to Euro Swingline Advances) the Euro Swingline Agent and (in relation to Dollar Swingline Advances) the Dollar Swingline Agent; and

(ii)	for all other payments, the Facility Agent.

(b)
On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or, as the case may be, such Lender shall make the same available to the Relevant Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Relevant Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(c)
Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Relevant Agent specifies.

28.2	Distributions by the Agents

Each payment received by an Agent under the Finance Documents for another Party shall, subject to Clause 28.3 (Distributions to an Obligor) and Clause 28.4 (Clawback) be made available by such Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to such Agent by not less than 5 Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

28.3	Distributions to an Obligor

An Agent may (with the consent of the relevant Obligor or in accordance with Clause 29 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

28.4	Clawback

(a)
Where a sum is to be paid to an Agent under the Finance Documents for another Party, such Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its absolute satisfaction that it has actually received that sum.

(b)
If an Agent pays an amount to another Party and it proves to be the case that such Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by such Agent shall on demand refund the same to such Agent together with interest on that amount from the date of payment to the date of receipt by such Agent, calculated by such Agent to reflect its cost of funds..

28.5	Partial payments

(a)
If an Agent receives a payment that is insufficient to discharge all the amounts then due and payable by any Obligor under the Finance Documents, such Agent shall apply that payment towards the obligations of the relevant Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agents and the Mandated Lead Arrangers under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	Such Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

28.6	No set-off by Obligor

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

28.7	Business Days

(a)
Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal at the rate payable on the original due date.

28.8	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of an Advance or Unpaid Sum or a part of an Advance or Unpaid Sum shall be made in the currency in which that Advance or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

28.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Company); and

(ii)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

(b)
If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the European Interbank Market and otherwise to reflect the change in currency.

29.	SET-OFF

Following the occurrence of an Event of Default a Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

30.	NOTICES

30.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter or, except in the case of a Utilisation Request, to the extent that the relevant Party has specified such address pursuant to Clause 30.2 (Addresses) by e-mail, and in the case of the notification of rates of interest by the Facility Agent pursuant to Clause 9.4 (Notification of Rates of Interest) and in the case of the delivery of any document by the Facility Agent pursuant to paragraph (a) of Clause 25.2 (Duties of the Facility Agent), the Facility Agent may refer the relevant Party or Parties (by fax or letter (or if so specified) e-mail) to a web site and to the location of the relevant information on such web site in discharge or such notification or delivery obligation.

30.2	Addresses

(a)
The address and fax number, and (if so specified) e-mail address, and, where appropriate, web site (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(i)	in the case of the Company, that identified in Clause 30.2(b);

(ii)	in the case of each Lender, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party; and

(iii)	in the case of each Agent, that identified in Clause 30.2(b),

or any substitute address, fax number, e-mail address, web site or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than 5 Business Days’ prior written notice.

(b)	For the purposes of Clause 30.2(a), the relevant details are as follows:

(i)	the Company:

Koninklijke KPN N.V. Maanplein 55 2516 CK’s-Gravenhage The Netherlands
Attn: Tel: Fax:	C J Boogaerdt +31 70 446 0259 + 31 70 446 4302

(ii)	the Facility Agent:

ABN AMRO Bank N.V. 250 Bishopsgate London EC2M 4AA United Kingdom

For Credit matters:

Attn: Tel: Fax: e-mail:	Tracey Vollenhoven + 44 20 7678 5228 + 44 20 7678 8727 tracey.vollenhoven@uk.abnamro.com

For Administrative matters:

Attn: Tel: Fax: e-mail:	Gina Thomas + 44 20 7678 5054 + 44 20 7678 6021 gina.thomas@uk.abnamro.com

(iii)	the Euro Swingline Agent:

ABN AMRO Bank N.V. 250 Bishopsgate London EC2M 4AA United Kingdom
Attn: Tel: Fax: email:	Gina Thomas + 44 20 7678 5054 + 44 20 7678 6021 gina.thomas@uk.abnamro.com

(iv)	the Dollar Swingline Agent:

ABN AMRO Bank N.V. Commercial Lendings Services 540 West Madison St., Suite 2100 Chicago, IL 60661 U.S.A.
Attn: Tel: Fax: email:	Julia Rollins / Carol Floyd +1 312 992-5180 +1 312 601-3611 Julia.rollins@us.abnamro.com

30.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax or e-mail, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or 5 Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or

(iii)	where reference in such communication is to a web site, when the delivery of the letter, fax or, as the case may be e-mail referring the addressee to such web site is effective;

and, if a particular department or officer is specified as part of its address details provided under Clause 30.2 (Addresses), if addressed to that department or officer.

(b)
Any communication or document to be made or delivered to an Agent will be effective only when actually received by such Agent and then only if it is expressly marked for the attention of the department or officer identified in Clause 30.2 (or any substitute department or officer as that Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Facility Agent or, as the case may be, the relevant Swingline Agent.

(d)	Any communication or document made or delivered to the Company in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

(e)
Any document to be delivered pursuant to Clause 4.1 (Initial conditions precedent) shall be delivered in the original form or in the form of a certified copy of the original form and any Utilisation Request shall be confirmed by letter, although failure to do so shall not invalidate the original request.

30.4	Notification of address and fax number

Promptly upon receipt of notification of an address, fax number, e-mail or change of address, e-mail or fax number pursuant to Clause 30.2 (Addresses) or changing its own address or fax number, the Facility Agent shall notify the other Parties.

30.5	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)
if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

31.	CALCULATIONS AND CERTIFICATES

31.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

31.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, prima facie evidence of the matters to which it relates.

31.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

32.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

33.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

34.	AMENDMENTS AND WAIVERS

34.1	Required consents

(a)
Subject to Clause 34.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Facility Agent may effect (and is hereby so authorised by each Finance Party), on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

34.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or extension in duration of a Commitment;

(v)	a change to the Borrowers or Guarantors other than in accordance with Clause 24 (Changes to Obligors);

(vi)	any provision which expressly requires the consent of all the Lenders; or

(vii)	Clause 2.2 (Lenders’ rights and obligations), Clause 18 (Guarantee and Indemnity), Clause 23 (Changes to the Lenders), Clause 27 (Sharing Among the Lenders) or this Clause 34,

shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of any Agent or Mandated Lead Arranger may not be effected without the consent of such Agent or Mandated Lead Arranger.

35.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12
GOVERNING LAW AND ENFORCEMENT

36.	GOVERNING LAW

This Agreement is governed by English law.

37.	ENFORCEMENT

(a)
The courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement).

(b)	Service of Process
Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(i)
irrevocably appoints Fleetside Legal Representative Services Limited (whose registered office at the date of this Agreement is 9 Cheapside, London, EC2V 6AD) as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
The Lenders

Part 1
The Original Lenders

Name	Commitment
(euro)
ABN AMRO Bank N.V.	125,000,000

Bank of America, N.A.	125,000,000

BNP Paribas	125,000,000

Citibank International PLC, London	125,000,000

Coöperatieve Centrale Raiffeisen-Boerenleenbank b.a.	125,000,000

Credit Suisse	125,000,000

Deutsche Bank Luxembourg S.A.	125,000,000

Fortis Bank (Nederland) N.V.	125,000,000

HVB Banque Luxembourg Société Anonyme	125,000,000

ING Bank N.V.	125,000,000

JPMorgan Chase Bank, N.A.	125,000,000

The Royal Bank of Scotland plc	125,000,000

Total	euro 1,500,000,000

Part 2
The Swingline Lenders

Name	Swingline Commitment (euro)

ABN AMRO Bank N.V.	41,666,666.67

Bank of America, N.A.	41,666,666.67

BNP Paribas	41,666,666.67

Citibank International PLC, (and for the purposes of Dollar Swingline Advances only, Citibank, N.A., New York)	41,666,666.67

Coöperatieve Centrale Raiffeisen-Boerenleenbank b.a.	41,666,666.67

Credit Suisse (and for the purposes of Dollar Swingline Advances only, Credit Suisse acting through its Cayman Islands branch)	41,666,666.67

Deutsche Bank Luxembourg S.A.	41,666,666.67

Fortis Bank (Nederland) N.V. (and for the puposes of Dollar Swingline Advances only, Fortis Capital Corp.)	41,666,666.67

HVB Banque Luxembourg Société Anonyme	41,666,666.66

ING Bank N.V. (and for the purposes of Dollar Swingline Advances only, ING Bank N.V., Dublin branch)	41,666,666.66

JPMorgan Chase Bank, N.A. (and for the purposes of Dollar Swingline Advances only, JPMorgan Chase Bank, N.A., New York, International Facility (IBF))	41,666,666.66

The Royal Bank of Scotland plc	41,666,666.66

Total	euro 500,000,000

SCHEDULE 2
Conditions Precedent

Part 1
Conditions Precedent

1.	A copy of the Articles of Association of the Company.

2.	An excerpt of the registration of the Company in the Trade Register of the applicable Chamber of Commerce in the Netherlands.

3.	(a)	A copy of a resolution of the board of management of the Company:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	showing that the board of management considered the giving of the guarantee in Clause 18 (Guarantee and indemnity) to be for the commercial benefit of the Company;

(iii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iv)
authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including Utilisation Requests) to be signed and/or despatched by it under or in connection with the Finance Documents;

(b)
a specimen of the signature of each person authorised by the resolution referred to in paragraph (a) above or authorised by a sub power of attorney (ondervolmacht) acceptable to the Facility Agent; and

(c)
a certificate of the Company (signed by a director (statutair directeur) of the Company) certifying that each copy document specified in Part 1 of this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

4.
A certificate of the Company (signed by a director (statutair directeur) of the Company) confirming that borrowing and guaranteeing all or any part of the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on any Obligor to be exceeded.

5.	Legal opinions of Clifford Chance, Dutch and English legal advisers to the Mandated Lead Arrangers and the Facility Agent, addressed to the Finance Parties.

6.	Evidence that the process agent referred to in Clause 37(b) (Service of process) has accepted its appointment.

7.
A copy of any other Authorisation or other document, opinion or assurance which the Facility Agent considers to be necessary or desirable (if it has notified the Company accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

8.	Evidence satisfactory to the Facility Agent that the Original Facility Agreement has been prepaid and cancelled in full on or prior to the date hereof.

9.	A copy of a resolution by the supervisory board of the Company confirming the approval of the entering into, execution and performance of this Agreement.

Part 2
Conditions precedent required to be delivered by an Additional Obligor

1.	An Accession Letter, duly executed by the Additional Obligor and the Company.

2.
A copy of the constitutional documents of the Additional Obligor and, in the case of an Additional Obligor incorporated in The Netherlands, an excerpt of the registration of the Additional Obligor in the Trade Register of the applicable Chamber of Commerce in The Netherlands.

3.
If applicable in the relevant jurisdiction, a copy of a resolution of the board of directors or, as the case may be, board of management of the Additional Obligor (and of any other corporate bodies that need to authorise any of the following):

(i)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(ii)	authorising a specified person or persons to execute the Accession Letter on its behalf; and

(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, Utilisation Requests) to be signed and/or despatched by it under or in connection with the Finance Documents.

4.
A certificate of a director of the Additional Obligor confirming that the borrowing or guaranteeing, as appropriate, of the Total Commitments in full would not cause any borrowing guaranteeing or similar limit binding on it to be exceeded.

5.
A copy of any other authorisation or other document, opinion or assurance which the Facility Agent (acting reasonably) considers to be necessary in connection with the entry into and performance of, and the transactions contemplated by, the Accession Letter or for the validity and enforceability of any Finance Document.

6.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

7.	If available, the latest audited accounts of the Additional Obligor.

8.
A certificate of an authorised signatory of the Additional Obligor certifying that each copy document specified in Part 2 of this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

9.	A legal opinion of English legal advisers to the Facility Agent, addressed to the Finance Parties.

10.
If the Additional Obligor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Mandated Lead Arrangers and the Facility Agent in the jurisdiction in which the Additional Obligor is incorporated and addressed to the Finance Parties.

11.
If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 37(b) (Service of process) has accepted its appointment in relation to the proposed Additional Obligor.

12.
If applicable in the case of an Additional Guarantor, a copy of a resolution signed by all the holders of the issued shares of that Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.

SCHEDULE 3
Utilisation Request

From:	[Borrower]

To:	[Facility Agent]

Dated:

Dear Sirs

Koninklijke KPN N.V. – euro 1,500,000,000 Credit Agreement
dated 16 August 2006 (the “Credit Agreement”)

1.	Words and expressions defined in the Credit Agreement have the same meaning when used herein.

2.	We wish to borrow an [Advance/Swingline Advance] on the following terms:

Proposed Utilisation Date:	[ ]
Currency of Advance:	[ ]
Amount:	[ ]
Interest Period:	[ ]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied.

4.	The proceeds of this Advance should be credited to [account].

5.	This Utilisation Request is irrevocable.

Yours faithfully
..........................................................
authorised signatory for
[Koninklijke KPN N.V.]/[Additional Borrower]

SCHEDULE 4
Form of Transfer Certificate

To:	[ ] as Facility Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

Koninklijke KPN N.V. – euro 1,500,000,000 Credit Agreement
dated 16 August 2006 (the “Credit Agreement”)

1.	Words and expressions defined in the Credit Agreement have the same meaning when used herein.

2.	We refer to Clause 23.5 (Procedure for transfer) of the Credit Agreement:

(a)
The Existing Lender and the New Lender agree to the Existing Lender and the New Lender transferring by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 23.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 30.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 23.4 (Limitation of responsibility of Existing Lenders).

4.	The New Lender confirms on the date on which it becomes a party to the Agreement that it is a PMP.[1]

5.	This Transfer Certificate is governed by English law.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

 ...
  1 Only include as long as it is a requirement of Dutch law that the New Lender is a PMP.

        This Transfer Certificate is accepted by the Facility Agent and the Transfer Date is confirmed as [      ].

[Facility Agent]

By:

SCHEDULE 5
Timetables

	Advances in euro	Advances in sterling and dollars	Advances in other currencies
Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	4.30p.m. London time, 3 Business Days prior to the proposed Utilisation Date	4.30p.m. London time, 3 Business Days prior to the proposed Utilisation Date	4.30p.m. London time, 3 Business Days prior to the proposed Utilisation Date
Facility Agent determines (in relation to a Utilisation) the Base Currency Amount of the Advance, if required under Clause 5.4 (Lenders’ participation)	N/A	4.30p.m. London time, 3 Business Days prior to the proposed Utilisation Date	4.30p.m. London time, 3 Business Days prior to the proposed Utilisation Date
Facility Agent notifies the Lenders of the Advance in accordance with Clause 5.4 (Lenders’ participation)	Promptly upon receipt from the Borrower	Promptly upon receipt from the Borrower	Promptly upon receipt from the Borrower
Delivery of a duly completed Utilisation Request (Clause 5.5 (Delivery of a Utilisation Request for a Swingline Advance))	Prior to 10.30 a.m. Brussels time on the proposed Utilisation Date	Prior to 11.00 a.m. New York time on the proposed Utilisation Date	N/A
Swingline Agent notifies each Swingline Lender of the amount, currency and the Base Currency Amount of each Swingline Advance (Clause 5.8(c) (Swingline Lenders’ Participation))	Promptly upon receipt from the Borrower	Promptly upon receipt from the Borrower	N/A
Facility Agent receives a notification from a Lender under Clause 6.2 (Unavailability of a currency)	N/A	N/A	Quotation Day as of 9 a.m. London time
Facility Agent gives notice in accordance with Clause 6.2 (Unavailability of a currency)	N/A	N/A	Upon receipt of notification from the Lenders
LIBOR or EURIBOR is fixed	Quotation Day as of 10 a.m. London time in respect of EURIBOR	Quotation Day as of 11 a.m. London time	Quotation Day as of 11 a.m. London time

SCHEDULE 6
Mandatory Cost Formulae

1.
The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.
On the first day of each Interest Period (or as soon as possible thereafter) the Facility Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Advance) calculated by the Facility Agent and will be expressed as a percentage rate per annum.

3.
The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Facility Agent. This percentage will be certified by that Lender in its notice to the Facility Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Advances made from that Facility Office) of complying with minimum reserve requirements of the European Central Bank in respect of Advances made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Facility Agent as follows:

(a)	in relation to a domestic sterling Advance:

AB+C(B–D)+E x 0.01	per cent. per annum
100 – (A + C)

(b)	in relation to an Advance in any currency other than domestic sterling:

E × 0.01	per cent. per annum
300

Where:

A
is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which the Facility Agent is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B
is the percentage rate of interest (excluding the Margin and the Mandatory Cost and,  if the Advance is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 9.3 (Default Interest)) payable for the relevant Interest Period on the Advance.

C	is the percentage (if any) of Eligible Liabilities which the Facility Agent is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Facility Agent on interest bearing Special Deposits.

E
is designed to compensate the Facility Agent for amounts payable under the Fees Rules and is calculated by the Facility Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Facility Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)
“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)
“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it, and will be calculated in accordance with, the Fees Rules.

6.
In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.
If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Facility Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.
Each Lender shall supply any information required by the Facility Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender;

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Facility Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Facility Agent of any change to the information provided by it pursuant to this paragraph.

9.
The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Facility Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Facility Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.
The Facility Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.
The Facility Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.
Any determination by the Facility Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.
The Facility Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 7
Form of Accession Letter

To:	[ ] as Facility Agent

From:	[Subsidiary] and Koninklijke KPN N.V.

Dated:

Dear Sirs

Koninklijke KPN N.V. – euro 1,500,000,000 Facility Agreement dated 16 August 2006 (the “Facility Agreement”)

1.
[Subsidiary] agrees to become an Additional [Borrower/Guarantor] and to be bound by the terms of the Facility Agreement as an Additional [Borrower/Guarantor] pursuant to Clause 24 (Changes to the Obligors) of the Facility Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

2.	[Subsidiary’s] administrative details are as follows:

Address:

Fax No:

Attention:

3.	This letter is governed by English law.

[This Guarantor Accession letter is entered into by deed.]

Koninklijke KPN N.V.	[Subsidiary]

SIGNATURES

The Company

KONINKLIJKE KPN N.V.

By:	LEONARDUS JOHANNES MERKUN

The Original Guarantor

KONINKLIJKE KPN N.V.

By:	LEONARDUS JOHANNES MERKUN

The Mandated Lead Arrangers

ABN AMRO BANK N.V.

By:	J. J. DE BUCK

C. E. STROOMENBERGH

BANC OF AMERICA SECURITIES LIMITED

By:	PETER STEPHENS

BNP PARIBAS

By:	P. VAN DER VELDEN

MATIJN VAN WENT

CITIGROUP GLOBAL MARKETS LIMITED

By:	PAUL GIBSS

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.

By:	ED SMITH

SANDER MUTSAERS

CREDIT SUISSE

By:	VARA KAMLESH

GARRETT LYNSKEY

DEUTSCHE BANK AG

By:	SUSANNE BALTES

SALCO HERSCHBERG

FORTIS BANK (NEDERLAND) N.V.

By:	M. S. M. DENIE

J. L. ROGGEVEEN

HVB BANQUE LUXEMBOURG SOCIÉTÉ ANONYME

By:	HOLGER MÖLLER

HARALD HOFFMANN

ING BANK N.V.

By:	P. D. MASTENBROEK

S. Y. WELS

J.P. MORGAN PLC

By:	JOHN BLACKBOROUGH

THE ROYAL BANK OF SCOTLAND PLC

By:	ANNA COLE

The Original Lenders

ABN AMRO BANK N.V.

By:	J. J. DE BUCK

C. E. STROOMENBERGH

BANK OF AMERICA, N.A.

By:	DILYS ROBERTSON

BNP PARIBAS

By:	P. VAN DER VELDEN

MATIJN VAN WENT

CITIBANK INTERNATIONAL PLC, LONDON

By:	PAUL GIBSS

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.

By:	ED SMITH

SANDER MUTSAERS

CREDIT SUISSE

By:	VARA KAMLESH

GARRETT LYNSKEY

DEUTSCHE BANK LUXEMBOURG S.A.

By:	MARINA SINN-CONRAD

ASTRID BREYER-SIMSKI

FORTIS BANK (NEDERLAND) N.V.

By:	M. S. M. DENIE

J. L. ROGGEVEEN

HVB BANQUE LUXEMBOURG SOCIÉTÉ ANONYME

By:	HOLGER MÖLLER

HARALD HOFFMANN

ING BANK N.V.

By:	P. D. MASTENBROEK

S. Y. WELS

JPMORGAN CHASE BANK, N.A.

By:	JOHN BLACKBOROUGH

THE ROYAL BANK OF SCOTLAND PLC

By:	ANNA COLE

The Swingline Lenders

ABN AMRO BANK N.V.

By:	J. J. DE BUCK

C. E. STROOMENBERGH

BANK OF AMERICA, N.A.

By:	DILYS ROBERTSON

BNP PARIBAS

By:	P. VAN DER VELDEN

MATIJN VAN WENT

CITIBANK INTERNATIONAL PLC

By:	PAUL GIBSS

CITIBANK, N.A., NEW YORK for the purposes of Dollar Swingline Advances Only

By:	STEVEN R. VICTORIN

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.

By:	ED SMITH

SANDER MUTSAERS

CREDIT SUISSE

By:	VARA KAMLESH

GARRETT LYNSKEY

CREDIT SUISSE acting through its CAYMAN ISLANDS BRANCH for the purposes of Dollar Swingline Advances only

By:	COLIN HELY-HUTCHINSON

JOEL GLODOWSKI

DEUTSCHE BANK LUXEMBOURG S.A.

By:	MARINA SINN-CONRAD

ASTRID BREYER-SIMSKI

FORTIS BANK (NEDERLAND) N.V.

By:	M. S. M. DENIE

J. L. ROGGEVEEN

FORTIS CAPITAL CORP. for the purposes of Dollar Swingline Advances only

By:	STEPHANIE BABICH-ALLEGRA

ANDREW WHITE

HVB BANQUE LUXEMBOURG SOCIÉTÉ ANONYME

By:	HOLGER MÖLLER

HARALD HOFFMANN

ING BANK N.V.

By:	P. D. MASTENBROEK

S. Y. WELS

ING BANK N.V., DUBLIN BRANCH for the purposes of Dollar Swingline Advances only

By:	MAURICE KENNY

AIDAN NEILL

JPMORGAN CHASE BANK, N.A.

By:	JOHN BLACKBOROUGH

JPMORGAN CHASE BANK, N.A., NEW YORK, INTERNATIONAL FACILITY (IBF) for the purposes of Dollar Swingline Advances only

By:	JOHN BLACKBOROUGH

THE ROYAL BANK OF SCOTLAND PLC

By:	ANNA COLE

The Facility Agent

ABN AMRO BANK N.V.

By:	G. J. WILMER

S.G. BEEDLESTON

The Euro Swingline Agent

ABN AMRO BANK N.V.

By:	G. J. WILMER

S.G. BEEDLESTON

The Dollar Swingline Agent

ABN AMRO BANK N.V.

By:	G. J. WILMER

S.G. BEEDLESTON